Exhibit 10.1

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

between

UBS REAL ESTATE SECURITIES INC. as Buyer,

IMPAC FUNDING CORPORATION, as a Seller and Servicer,

IMPAC MORTGAGE HOLDINGS, INC., as a Seller,

and

IMPAC WAREHOUSE LENDING GROUP, INC., as a Seller

Dated as of September 11, 2008

i

EXHIBITS

SCHEDULE 1	Representations and Warranties Re: Mortgage Loans
SCHEDULE 2	List of Permitted Guarantees
SCHEDULE 3	Prior Names and Trade Names
SCHEDULE 4	Mortgage Related Collateral Schedule Delivery Information
SCHEDULE 5	Material Litigation
SCHEDULE 6	Mergers and Acquisitions
EXHIBIT I	[Reserved]
EXHIBIT II	[Reserved]
EXHIBIT III	[Reserved]
EXHIBIT IV	UCC Filing Jurisdictions
EXHIBIT V-A	[Reserved]
EXHIBIT V-B	Form of Authorized Signatories of Seller
EXHIBIT V-C	Form of Seller’s Officer’s Monthly Certificate
EXHIBIT VI-A	Form of Seller’s Release Letter
EXHIBIT VI-B	[Reserved]
EXHIBIT VII	Form of UCC-1 Financing Statement
EXHIBIT VIII	Section 5.02 Certificate
EXHIBIT IX	Withdrawal/Deposit Notice
EXHIBIT X	UBS Cash Account Wire Instructions
EXHIBIT XI	UBS Cash Account Adjustment Notice
EXHIBIT XII	Notice of Transfer of Servicing Rights
EXHIBIT XIII	[Reserved]
EXHIBIT XIV	[Reserved]

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of September 11, 2008 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), between UBS REAL ESTATE SECURITIES INC., a Delaware corporation (“Buyer”), IMPAC FUNDING CORPORATION, a California corporation, as a seller and as servicer (“IFC”), IMPAC MORTGAGE HOLDINGS, INC. a Maryland corporation, as a seller (“IMH”) and IMPAC WAREHOUSE LENDING GROUP, INC., a California corporation, as a seller (“IWLG” and jointly and severally with IFC and IMH, the “Sellers”, and each individually, a “Seller”).

RECITALS

1.             Sellers and Buyer previously entered into a Master Repurchase Agreement, dated as of August 7, 2007, as amended by the Amendment No. 1 thereto dated as of September 18, 2007 (as so amended, the “Existing Agreement”).

2.             Sellers and Buyer now desire to amend and restate the Existing Agreement to provide for the cessation of any purchases of additional Mortgage Loans by Buyer (other than Rollover Transactions in respect of Restatement Closing Date Mortgage Loans), the cessation of certain margin requirements, the amendment of provisions of the Existing Agreement relating to the Final Repurchase Date for the Transactions as well as in respect of servicing compensation, the removal of certain covenants imposed under the Existing Agreement on Sellers, and the other amendments and agreements provided for herein.

3.             Accordingly, Sellers and Buyer agree to amend and restate the Existing Agreement to read as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01           Definitions.  As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa). Terms otherwise not defined herein shall have the meanings assigned thereto in the Custodial Agreement.

“Accepted Servicing Practices” shall mean, with respect to each Mortgage Loan, such standards which comply with the applicable standards and requirements under: (i) an applicable Agency Program and related provisions of the applicable Agency Guide pursuant to which the related Mortgage Loan is intended to be purchased; (ii) any applicable FHA and/or VA program and related provisions of applicable FHA and/or VA servicing guidelines; and (iii) the terms of the related Mortgage Loan documents and applicable law.

“Act of Insolvency” shall mean with respect to any Person:     (a) the commencement by such Person as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or such Person seeking the appointment of a receiver, trustee, custodian or similar official for such Person for any substantial part of its property, or such Person fails to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or takes any corporate or other action for the purpose of effecting any of the foregoing; (b) the commencement of any such case or proceeding against such Person or another’s seeking such appointment, or the filing against such Person of an application for a protective decree which (1) is consented to or not timely contested by such Person, (2) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having a similar effect, or (3) is not dismissed within forty-five (45) days; (c) the making by such Person of a general assignment for the benefit of creditors; (d) the admission by such Person or any of its Subsidiaries that such Person or any of its Subsidiaries is unable to pay its respective debts as they become due or the nonpayment generally by such Person or any of its Subsidiaries of its respective debts as they become due; or (e) with respect to a Seller or Servicer only, any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person or of any of its Subsidiaries, or shall have taken any action to displace the management of such Person or of any of its Subsidiaries or to curtail its authority in the conduct of the business of such Person or of any of its Subsidiaries.

“Additional Purchased Items” shall mean (i) U.S. Treasury obligations approved by Buyer; (ii) cash provided by Sellers to Buyer or its designee; (iii) REO Properties and (iv) to the extent previously approved by Buyer, other real property owned by Sellers as to which a mortgage in form and substance satisfactory to Buyer has been executed and recorded in favor of Buyer. For the avoidance of doubt, assets (other than Mortgage Loans) constituting “Additional Purchased Assets” within the meaning of such term under the Existing Agreement shall, without further action, constitute Additional Purchased Items under this Agreement as of the Restatement Closing Date.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agency” shall mean Ginnie Mac, Fannie Mac, and Freddie Mac, as applicable.

“Agency Approvals” shall have the meaning set forth in Section 8.25 of this Agreement.

“Agency Guide” shall mean the Ginnie Mae Mortgage Backed Securities Guide; the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide; the Freddie Mac Sellers’ and Servicers’ Guide; as applicable, in each case as such Agency Guide may be amended from time to time.

“Agency Program” shall mean the specific purchase program under the relevant Agency Guide or as otherwise approved by the Agency.

“Agreement” has the meaning assigned such term in the preamble paragraph above the Recitals hereto.

“ALTA” shall mean the American Land Title Association.

“Appraised Value” shall have the meaning specified in Schedule 1 hereto.

“Assignee” shall mean, with respect to this Agreement and any Mortgage Loan, any assignee of Buyer pursuant to a sale, pledge or rehypothecation of the Mortgage Loan.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

“Authorized Signatory” shall mean an officer of the related Seller who is authorized and empowered to request a purchase of Purchased Assets by Buyer pursuant to a request for purchase, and is indicated on the Authorized Signatories of the related Seller attached hereto as Exhibit V-B.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” shall mean any day other than (i) a Saturday or Sunday; (ii) a day on which banks in the State of New York (or state in which any of Custodian, any Seller or Buyer is located) is authorized or obligated by law or executive order to be closed; or (iii) any day on which Buyer is closed for business.

“Buyer” shall mean UBS Real Estate Securities Inc., a Delaware corporation, and its successors in interest and assigns.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change in Control” means (i) with respect to any Seller that is a public company, acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting equity interest of such Seller at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock and (ii) with respect to any other Seller, IMH ceases to own, directly or indirectly, one hundred percent (100%) of the voting equity interest of such Seller.

“Closing Date” shall mean August 2, 2007.

“Closing Instruction Letter” shall mean, with respect to each Wet-Ink Mortgage Loan which is being originated in part by the proceeds of a Closing Transaction, the instruction letter of the related Seller with respect to such origination which is acknowledged by the Settlement Agent.

“Closing Instruction Letter Insert” shall mean a paragraph in the form of Exhibit XIV attached hereto which shall be inserted into the Closing Instruction Letter.

“Closing Loan Purchase Detail” shall mean a loan purchase detail, prepared by a Seller and delivered by such Seller to Buyer via Electronic Transmission containing all information specified on Exhibit XIII (as such information may be amended from time to time by notice from Buyer to any Seller) in a form acceptable to Buyer, regarding the characteristics of a Mortgage Loan being offered for sale by such Seller to Buyer under a Closing Transaction.

“Closing Transaction” shall mean any sale of a Mortgage Loan by a Seller to Buyer, structured as either a Dry Funding or a sale of a Wet-Ink Mortgage Loan, wherein Buyer purchases an Eligible Asset subject to an obligation of the related Seller to repurchase such Eligible Asset pursuant to this Agreement. It is understood that a Rollover Transaction is not a Closing Transaction hereunder, and that, as contemplated in Section 2.05(f), no Closing Transactions shall occur hereunder on or after the Restatement Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with a Seller within the meaning of Section 4001 of ERISA or is part of a group which includes a Seller and which is treated as a single employer under Section 414 of the Code.

“Confirmation” shall have the meaning specified in Section 2.06(a).

“Costs” shall have the meaning specified in Section 11.01(a).

“Credit File” shall mean all papers and records of whatever kind or description, whether developed or originated by a Seller or others, required to document or service the Mortgage Loan; provided, however, that such Mortgage Loan papers, documents and records shall not include any Mortgage Loan papers, documents or records which are contained in the Mortgage File.

“Custodial Agreement” shall mean the Custodial Agreement relating to the Mortgage Loans, by and among Buyer, Sellers (or their predecessor entities) and Custodian, as the same shall be amended, modified, supplemented or amended and restated and in effect from time to time.

“Custodial Identification Certificate” shall have the meaning specified in the Custodial Agreement.

“Custodian” shall mean Deutsche Bank National Trust Company, a national banking association, and its successors in interest, as custodian under the Custodial Agreement, and any successor custodian under the Custodial Agreement.

“Default” shall mean an Event of Default or an event, which, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Disbursement Amount” shall mean, with respect to a Mortgage Loan, the amount set forth on the related Closing Loan Purchase Detail as the “Requested Disbursement Amount”.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Dry Funding” shall mean a Closing Transaction initiated by the delivery by a Seller, via Electronic Transmission, to Buyer of a Mortgage Loan Schedule and the receipt by Custodian of a Mortgage File prior to the closing of the Closing Transaction.

“Electronic Agent” shall mean MERSCORP, Inc., and its successors and assigns.

“Electronic Tracking Agreement” shall mean that certain Electronic Tracking Agreement, if any, among Buyer, Sellers, Electronic Agent and Mortgage Electronic Registration Systems, Inc.; provided that if no Mortgage Loans are or will be MERS Designated Mortgage Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

“Electronic Transmission” shall mean (i) the delivery of information in an electronic format acceptable to the applicable recipient thereof or (ii) with respect to Buyer, the posting by Buyer of information (including, but not limited to, reports and Confirmations) in an electronic format on Buyer’s client website.

“Eligible Asset” shall mean a Mortgage Loan, including a Wet-Ink Mortgage Loan, which is secured by a Mortgage (i) as to which the representations and warranties in Schedule 1 attached hereto are true and correct and (ii) which is underwritten strictly in accordance with the Underwriting Guidelines.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean, with respect to any Seller, any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the related Seller, as applicable, is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the related Seller is a member.

“Event of Default” has the meaning specified in Section 10.01.

“Executive” shall mean, with respect to any Seller, each of the Chief Executive Officer, the President, the Chief Operating Officer and the Chief Financial Officer of the related Seller, who are incumbent as of the date hereof.

“Existing Agreement” has the meaning assigned to such term in Recital 1 hereto.

“Extension Conditions” shall have the meaning specified in Section 2.10.

“Fannie Mae” shall mean the Federal National Mortgage Association, and its successors in interest.

“Fatal Exception” shall mean the assignment by the Custodian of a Mortgage Loan Absentee Code or a Mortgage Loan Suspension Code to a Mortgage Loan.

“Fee Letter” shall mean the letter agreement among the Sellers and Buyer, dated as of the Restatement Closing Date.

“FHA” shall mean the Federal Housing Administration or any successor thereto.

“Final Repurchase Date” shall mean, with respect to each Transaction, the earliest to occur of (a) the First Stated Final Repurchase Date (or, if the applicable Extension Conditions in each case shall be timely satisfied, then the First Stated Final Repurchase Date shall be extended to the Second Stated Final Repurchase Date, the Second Stated Final Repurchase Date shall be extended to the Third Stated Final Repurchase Date, and the Third Stated Final Repurchase Date shall be extended to the Fourth Stated Final Repurchase Date); and (b) any date determined to constitute the Final Repurchase Date by application of Sections 2.06 or 10.02, as applicable; provided that the Final Repurchase Date for any Purchased Asset will not be later than 364 days after the most recent Purchase Date with respect to such Purchased Asset.

“First Stated Final Repurchase Date” shall mean 364 days following the Restatement Closing Date (or if such date is not a Business Day, then the immediately preceding Business Day).

“Fourth Stated Final Repurchase Date” shall mean the date that is 180 days following the Third Stated Final Repurchase Date (or if such date is not a Business Day, then the immediately preceding Business Day).

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation, and its successors in interest.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Ginnie Mae” shall mean the Government National Mortgage Association or any successor thereto.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Sellers, or any of their respective Subsidiaries, or any of their properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such

Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well another Person, to purchase assets, goods, securities or services, or to agree to take-or-pay arrangement or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, or other principal and interest advances made in the ordinary course of servicing the Mortgage Loans. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“HUD” shall mean the United States Department of Housing and Urban Development or any successor thereto.

“IMH” shall have the meaning assigned such term in the paragraph preceding the Recitals to this Agreement.

“Income” shall mean, with respect to any Purchased Asset at any time, all collections and proceeds on or in respect of such Purchased Asset, including, without limitation, any principal in respect of a Mortgage Loan then payable and all interest or other distributions payable thereon (less any Interim Servicer Fee payable to Servicer, unless a Default shall have occurred and be continuing).

“Interim Servicer Fee” shall have the meaning assigned to such term in Section 11.10(j).

“Interim Servicer Fee Rate” shall have the meaning assigned to such term in the Fee Letter.

“Interest-Only Mortgage Loan” means a Mortgage Loan that conforms to the guidelines for interest-only loans set forth in the Underwriting Guidelines.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under hedging and/or derivative agreements and other hedging arrangements, including Interest Rate Protection Agreements; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner or is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; and (j) Capital Lease Obligations of such Person.

“Interest Rate Protection Agreement” shall mean, with respect to any or all of the Mortgage Loans, any short sale of U.S. Treasury securities, or futures contracts, or options related contracts, or interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations either generally or under specific contingencies and acceptable to Buyer.

“Late Payment Fee” has the meaning specified in Section 2.06(g).

“LIBOR” shall mean, with respect to each day a Transaction is outstanding, the rate per annum equal to the rate appearing at page 5 of the Telerate Screen as one-month LIBOR at or about 9:00 a.m., New York City time, on such date and if such rate shall not be so quoted, the rate per annum at which the Reference Bank is offered Dollar deposits at or about 9:00 A.M., New York City time, on such date by prime banks in the London interbank eurodollar market for delivery on such day for a period of thirty (30) days and in an amount comparable to the amount of the Transactions to be outstanding on such day. LIBOR shall be reset daily by Buyer and Buyer’s determination of LIBOR shall be conclusive upon the parties absent manifest error on the part of Buyer.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan-to-Value Ratio” or “LTV” shall mean with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan calculated as of the time of origination of such Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within twelve months prior to the origination of the Mortgage Loan, the purchase price of the Mortgaged Property.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of Sellers or any of their Subsidiaries or Servicer or any of its Subsidiaries; (b) the ability of a Seller or Servicer to perform their obligations under any of the Repurchase Documents to which it is a party; (c) the validity or enforceability of any of the Repurchase Documents; (d) the rights and remedies of Buyer under any of the Repurchase Documents; (e) the timely payment of any amounts payable under the Repurchase Documents; (f) Buyer’s ownership or security interest in the Purchased Assets; or (g) the Purchased Assets as a whole.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS Designated Mortgage Loan” shall mean Mortgage Loans for which (a) the related Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for such Seller, in accordance with the MERS Procedure Manual and (b) the related Seller has designated or will designate Buyer as the Investor and Interim Funder on the MERS System.

“MERS Procedure Manual” shall mean the MERS Procedures Manual attached as Exhibit B to the Electronic Tracking Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“MERS Report” shall mean the schedule listing MERS Designated Mortgage Loans and other information prepared by the Electronic Agent pursuant to the Electronic Tracking Agreement.

“MERS® System” shall mean MERS’ mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

“Mortgage” shall mean with respect to a Mortgage Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first or second Lien on a fee simple Residential Dwelling securing the Mortgage Note or a leasehold estate with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan” shall mean a mortgage loan which Custodian has been instructed to hold for Buyer pursuant to the Custodial Agreement, and which Mortgage Loan includes, without limitation, (i) a Mortgage Note and related Mortgage (together with the related Mortgage File, Servicing File and Servicing Records); (ii) all right, title and interest of the related Seller in and to the Mortgaged Property covered by or related to such Mortgage; and (iii) all Servicing Rights related to such mortgage loan.

“Mortgage Loan Schedule” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan Schedule and Exception Report” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Mortgage Loan.

“Mortgaged Property” shall mean, with respect to a Mortgage Loan, a fee simple interest in, or a leasehold estate (to the extent the use of leasehold estates for residential properties in such jurisdictions is a widely accepted practice) with respect to, the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral and supporting obligations securing or supporting repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Sellers or any of their ERISA Affiliates and that is covered by Title IV of ERISA.

“Other Financing Facilities” shall mean any credit facilities structured as loan and security agreements, repurchase agreements, gestation repurchase agreements, and any other agreements establishing warehouse finance facilities involving any Seller or any of its Subsidiaries or any similar arrangements now or hereafter existing, including, without limitation, any arrangements under which such Seller or any of its Subsidiaries are required to repurchase mortgage-backed securities or mortgage loans from any lender or other counterparty.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by Sellers or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Platform” shall mean the mortgage loan servicing division within UBS AG known as the “SSG” division, together with any successors or assigns of such division or all or a substantial portion of its assets, as the case may be.

“Platform Servicer Fee” shall have the meaning assigned to such term in Section 11.10(j).

“Platform Servicer Fee Rate” shall have the meaning assigned to such term in the Fee Letter.

“Platform Servicing Agreement” shall mean the servicing agreement, if any, between Servicer (or an affiliate thereof) and Buyer, entered into in connection with a sale of the Platform by UBS AG to the Servicer or such affiliate, should such sale occur following the Restatement Closing Date.

“Post-Default Rate” shall mean, in respect of any day that any Transaction is outstanding or any other amount under this Agreement or any other Repurchase Document that is not paid when due to Buyer on the relevant Repurchase Date, Final Repurchase Date or otherwise when due (a “Post-Default Day”), a rate per annum on a 360 day per year basis during the period from and including the due date to but excluding the date on which such amount is paid in full equal to the Post-Default Spread plus the Pricing Rate on such Post-Default Day.

“Post-Default Spread” shall have the meaning assigned to such term in the Fee Letter.

“Price Differential” means, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the relevant Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date or the Final Repurchase Date (reduced by any amount of such Price Differential previously paid by the related Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean, with respect to any Purchased Assets and any date of determination, a rate per annum equal to the sum of (a) LIBOR for such date plus (b) the Spread Fee Rate applicable to such Purchased Assets.

“Prime Rate” shall mean the prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean, with respect to each Transaction, the date on which Purchased Assets are sold by the related Seller to Buyer hereunder (including in respect of a Rollover Transaction).

“Purchase Price” shall mean on each Purchase Date, the price at which the related Seller conveys Purchased Assets to Buyer or its designee (including Custodian) hereunder, which shall equal with respect to Restatement Closing Date Mortgage Loans, the Purchase Price as determined and then in effect for such Restatement Closing Date Mortgage Loans pursuant to the Existing Agreement as of the Restatement Closing Date, reduced by amounts actually collected and received by Buyer after the Restatement Closing Date in respect of the repayment of outstanding principal balance of such Restatement Closing Date Mortgage Loans.

“Purchased Assets” shall mean the Mortgage Loans sold by the related Seller to Buyer in a Transaction. For the avoidance of doubt, Mortgage Loans sold pursuant to the Existing Agreement shall constitute, without further action, Purchased Assets under this Agreement as of the Restatement Closing Date.

“Purchased Items” has the meaning specified in Section 6.01.

“Reference Bank” shall mean the principal office in London, England, of UBS AG.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REO Property” shall mean real property acquired by Servicer in respect of a defaulted mortgage loan, including a Mortgaged Property acquired through foreclosure of such a Mortgage Loan or by deed in lieu of such foreclosure.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or a successor provision thereof, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615 or one or more successor provisions thereof.

“Repurchase Date” shall mean the date occurring on (i) the tenth (10th) Business Day of each month following the related Purchase Date; (ii) any other Business Day set forth in the related Confirmation; or (iii) any date determined to constitute a Repurchase Date by application of Sections 2.06 or 10.02, as applicable.

“Repurchase Documents” shall mean this Agreement, the Custodial Agreement, the Fee Letter, the Electronic Tracking Agreement, and any other agreement entered into between Sellers and Buyer in connection herewith.

“Repurchase Obligations” shall have the meaning specified in Section 6.02.

“Repurchase Price” means the price at which Purchased Assets are to be reconveyed from Buyer or its designee (including Custodian) to the related Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential due and owing as of the date of such determination.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Residential Dwelling” shall mean any one of the following: (i) a detached single family dwelling; (ii) a two-to-four family dwelling; (iii) a unit in a condominium project; (iv) a detached single family dwelling in a planned unit development; or (v) a log home underwritten in accordance with Fannie Mae and Freddie Mac requirements; provided that Residential Dwellings are not any of the following: (a) earthen homes; (b) underground homes; (c) mobile homes or manufactured housing units; or (d) co-operative units.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, the chief financial officer, the president, the treasurer or the chief operating officer of such Person.

“Restatement Closing Date” shall mean the date as of which this Agreement is dated as first set forth above.

“Restatement Closing Date Mortgage Loans” shall mean the Mortgage Loans constituting Purchased Assets under the Existing Agreement, immediately prior to the effectiveness of this Agreement as an amendment and restatement of the Existing Agreement on the Restatement Closing Date.

“RESPA” means the Real Estate Settlement Procedures Act, as amended from time to time.

“Rollover Transaction” shall have the meaning assigned to such term in Section 2.06(g).

“Second Stated Final Repurchase Date” shall mean the date that is 180 days following the First Stated Final Repurchase Date (or if such date is not a Business Day, then the immediately preceding Business Day).

“Second Mortgage Loan” shall mean a Mortgage Loan that constitutes a second priority mortgage lien with respect to the related Mortgaged Property.

“Security Agreement” shall mean with respect to any Mortgage Loan, any contract, instrument or other document related to security for repayment thereof (other than the related Mortgage or Mortgage Note), executed by the Mortgagor and/or others in connection with such Mortgage Loan, including, without limitation, any security agreement, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit or certificate of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.

“Seller’s Cash Component” shall mean, in respect of any payment of a Repurchase Price when due and payable hereunder, the portion of accrued and unpaid Price Differential of such Repurchase Price represented by applying a Pricing Rate determined using the Seller’s Cash Component Spread Fee Rate as the “Spread Fee Rate” applicable thereto, instead of the Spread Fee Rate as defined herein (i.e., as set forth in the Fee Letter).

“Seller’s Cash Component Spread Fee Rate” shall have the meaning assigned such term in the Fee Letter.

“Sellers” shall have the meaning provided in the first paragraph of this Agreement.

“Seller-Related Obligations” shall mean any obligations, other than those obligations of Seller under the Platform Servicing Agreement as they strictly relate to the servicing of the Mortgage Loans, of Sellers hereunder and under any other arrangement between one or more Sellers or any Affiliate of any Seller on the one hand and Buyer or any Affiliate of Buyer on the other hand, including, without limitation, any Interest Rate Protection Agreements between any such parties.

“Seller’s Release Letter” shall mean a letter in the form of Exhibit VI-A, delivered by a Seller when no Warehouse Lender has an interest in a Mortgage Loan, conditionally releasing all of such Seller’s interest in a Mortgage Loan upon receipt of payment by such Seller.

“Servicer” shall mean Impac Funding Corporation, a California corporation, as interim servicer for the Purchased Assets for the benefit of Buyer pursuant to Section 11.10, or any other entity selected by Sellers having demonstrated competence in servicing loans similar to the Mortgage Loans and which is acceptable to Buyer in its sole discretion.

“Servicing File” shall mean with respect to each Mortgage Loan, the file retained by Servicer or its designee consisting of originals of all documents in the Mortgage File that are not delivered to a Custodian and copies of all documents in the Mortgage File set forth in the Custodial Agreement.

“Servicing Records” shall mean any and all servicing agreements, files, documents, records, databases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Loans.

“Servicing Rights” shall mean any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by Servicer or any other Person for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Servicer or any other Person thereunder; (e) escrow payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by Sellers or any other Person with respect thereto; and (f) all accounts and other rights to payment related to the Mortgage Loans.

“Settlement Agent” shall mean, with respect to any Closing Transaction, the entity approved by Buyer, in its sole discretion, which shall be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated, to which the proceeds of such Closing Transaction are to be wired pursuant to Section 2.05(d).

“Settlement Agent Standing Wire Instructions” shall mean the wire instructions of Settlement Agent set forth in the applicable Closing Loan Purchase Detail, from a Seller to Buyer for use when Buyer wires Disbursement Amounts for Wet-Ink Mortgage Loans and Dry Fundings structured as Closing Transactions.

“Spread Fee Rate” shall have the meaning set forth in the most-recently delivered Confirmation; provided, that for each date of determination occurring on and after the Restatement Closing Date, “Spread Fee Rate” shall have the meaning set forth in the Fee Letter.

“Stated Final Repurchase Date” shall mean any of the First Stated Final Repurchase Date, the Second Stated Final Repurchase Date, the Third Stated Final Repurchase Date, or the Fourth Stated Final Repurchase Date.

“Sub-Servicer” shall mean any subservicer appointed as such pursuant to a Sub-Servicing Agreement, if ever any.

“Sub-Servicing Agreement” shall mean an agreement between Sellers, Servicer and any Sub-Servicer with respect to the servicing of the Purchased Assets, if ever applicable, which agreement shall be in form and substance satisfactory to Buyer.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Successor Servicer” shall mean an entity designated by Buyer, in conformity with Section 11.10, to replace Servicer as interim servicer for Buyer.

“Supplemental Amount” shall mean, with respect to each Mortgage Loan, an amount equal to the Disbursement Amount less the Purchase Price.

“Takeout Commitment” shall mean a written agreement between Sellers and an approved investor as the purchaser, governing the terms of the resale of one or more Mortgage Loans from the related Seller to such purchaser, together with a copy of any related agreement between the purchaser and any other person that has entered into an agreement to purchase such Mortgage Loans from the purchaser.

“Third Stated Final Repurchase Date” shall mean the date that is 180 days following the Second Stated Final Repurchase Date (or if such date is not a Business Day, then the immediately preceding Business Day).

“Transaction” has the meaning specified in the Recitals hereto.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming Custodian’s possession of certain Mortgage Files that are held by Custodian for the benefit of Buyer or the registered holder of such trust receipt.

“UBS Cash Account” shall mean a separate cash account established and maintained by Buyer for Sellers under the conditions set forth in Section 7.04. Such cash account shall be a non-segregated ledger account and it is understood that funds credited thereto will be commingled with Buyer’s funds.

“UBS Cash Account Adjustment” shall mean an adjustment to the UBS Cash Account Balance pursuant to a UBS Cash Account Adjustment Notice.

“UBS Cash Account Adjustment Notice” shall mean the cash account adjustment notice, in the form of Exhibit XI annexed hereto, which is to be used by Buyer to notify Sellers of any adjustments to the UBS Cash Account Balance.

“UBS Cash Account Balance” shall mean, as of any date, the net amount of funds credited to the UBS Cash Account on such date.

“UBS Cash Account Interest Accrual” shall mean the simple interest calculation posted on the last Business Day of each month resulting from the product of each Business Day’s UBS Cash Account Balance and the UBS Cash Account Interest Rate.

“UBS Cash Account Interest Rate” shall mean, with respect to each month, the average opening federal funds rate for such month or such other rate agreed to by Sellers and Buyer. For the UBS Cash Account, the opening federal funds rate on a Business Day shall be counted as the UBS Cash Account Interest Rate until the next Business Day. Notwithstanding the foregoing, on and after the Restatement Closing Date, the UBS Cash Account Interest Rate for any date of determination shall be the same interest rate per annum as the Pricing Rate.

“UBS Cash Account Wire Instructions” shall mean the wire instructions, set forth in a letter in the form of Exhibit X annexed hereto, to be used for the payment of funds to Sellers in respect of Closing Transactions hereunder (it being understood that no such Closing Transactions shall occur on or after the Restatement Closing Date).

“Underwriting Guidelines” shall mean the underwriting guidelines attached hereto as Exhibit II and delivered by Sellers to Buyer on or prior to the date hereof and as may be modified or supplemented from time to time thereafter in accordance with the terms hereof.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as enacted in each applicable state as in effect on the date hereof.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto.

“Warehouse Lender” shall mean any lender, including, without limitation, Buyer, providing financing to any Seller in any fractional amount for the purpose of originating or purchasing Mortgage Loans, which lender, prior to the Purchase Date, has a security interest in such Mortgage Loans as collateral for the obligations of such Seller to such lender.

“Warehouse Lender’s Release Letter” shall mean a letter, substantially in the form of Exhibit VI-B annexed hereto (or such other form acceptable to Buyer), from a Warehouse Lender to Buyer, conditionally releasing all of such Warehouse Lender’s right, title and interest in certain Mortgage Loans identified therein upon receipt of payment by such Warehouse Lender.

“Wet-Ink Funding Schedule” shall have the meaning specified in Section 2.05(d)(i).

“Wet-Ink Mortgage Loan” shall mean an Eligible Asset which is sold to Buyer simultaneously with the origination thereof by the related Seller, which is funded in part or in whole, with proceeds of the sale of the Eligible Asset to Buyer remitted directly to a Settlement Agent; provided, however, that an Eligible Asset will cease to be a Wet-Ink Mortgage Loan at such time as the related Seller delivers the related Mortgage File to the Custodian pursuant to the Custodial Agreement and the Custodian provides the related Seller a Mortgage Loan Schedule and Exception Report with respect thereto that indicates that such Mortgage Loan has no Fatal Exceptions.

“Wire” shall mean a wire transfer made as described in Section 2.05(d)(ii) hereof.

“Wire Fee” shall mean, for each disbursement relating to a Closing Transaction, a fee payable to Buyer by the related Seller as set forth in the Confirmation.

“Withdrawal/Deposit Notice” shall mean a notice, substantially in the form of Exhibit IX annexed hereto, delivered by a Seller to Buyer, from time to time, in connection with withdrawals from and deposits to the UBS Cash Account (it being understood that on and after the Restatement Closing Date, no withdrawals or withdrawal notices shall be permitted or given in respect of the UBS Cash Account).

Section 1.02           Accounting Terms and Determinations.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Buyer hereunder shall be prepared, in accordance with GAAP.

ARTICLE II
INITIATION; TERMINATION

Section 2.01           Acknowledgement of Transfer.  The parties acknowledge and agree that all Mortgage Loans subject to the Mortgage Loan Repurchase Agreement, dated as of November 30, 1995, among UBS Real Estate Securities Inc. (f/k/a Paine Webber Real Estate Securities Inc.), Imperial Credit Mortgage Holdings, Inc., ICI Funding Corp. and Imperial Warehouse Lending Group, Inc. (as amended, the “Old Repurchase Agreement”) as of the Closing Date were deemed repurchased by the sellers under the Old Repurchase Agreement and purchased by Buyer from Sellers under the Existing Agreement as of the Closing Date and, to the extent still constituting Purchased Assets as of the Restatement Closing Date, will be subject to this Agreement; provided, that as long as such Mortgage Loans are subject to this Agreement, any references herein to “Schedule 1” with respect to such Mortgage Loans shall be deemed to be references to the representations and warranties in Section 12(b) of the Old Repurchase Agreement and such representations and warranties shall be deemed initially made as of the date first made thereunder. The parties also acknowledge and agree that any references in the Custodial Agreement to the “Mortgage Loan Repurchase Agreement” shall be deemed to be references to this Agreement.

Section 2.02           Reserved.

Section 2.03           Conditions Precedent to Effectiveness of this Agreement on Restatement Closing Date.  The following shall be conditions precedent to the effectiveness of this Agreement on the Restatement Closing Date:

(a)           all of the following documents shall have been received by Buyer, each of which shall be satisfactory in form and substance to Buyer and its counsel:

(i)            The following Repurchase Documents:

A                                      Amended and Restated Master Repurchase Agreement. This Agreement duly completed and executed by the parties thereto;

B                                        Fee Letter. The Fee Letter duly completed and executed by the parties thereto;

C                                        Custodial Agreement. The Custodial Agreement (as the same may be amended as of the Restatement Closing Date), duly executed and delivered by each party thereto;

D                                       Electronic Tracking Agreement. An Electronic Tracking Agreement, duly executed and delivered by the parties thereto; and

E                                         Consents and Waivers. Any and all consents and waivers required under any Other Financing Facilities.

(ii)           UCC Financing Statements. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Items have been taken, including, without limitation, filed UCC Financing Statements naming Sellers as Debtors and Buyer as Secured Party and describing the Purchased Items.

(iii)          Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

Section 2.04           Reserved.

Section 2.05           Procedure for Transactions.

(a)           For all Transactions occurring on and after the Restatement Closing Date, which must only constitute Rollover Transactions, Buyer shall not have any discretion to refuse to enter into such Rollover Transactions unless an Event of Default shall have occurred.

(b)           In no event shall a Transaction other than a Rollover Transaction in respect of Restatement Closing Date Mortgage Loans be entered into on or after the Restatement Closing Date.

Section 2.06           Confirmations; Transactions.

(a)           In connection with Buyer’s purchase of Purchased Assets on each Purchase Date, Buyer shall forward to Sellers a confirmation (a “Confirmation”) by Electronic Transmission setting forth with respect to each Transaction funded on such date, (1) the mortgage loan number; (2) the Purchase Price for such Purchased Assets; (3) the outstanding principal amount of the related Mortgage Loans; (4) the Repurchase Date and applicable Stated Final Repurchase Date; (5) the Pricing Rate; and (6) the Spread Fee Rate. Buyer shall forward to the related Seller a revised Confirmation by Electronic Transmission notifying such Seller as to any changes made by Buyer in the Repurchase Date or Final Repurchase Date pursuant to the terms hereof.

(b)           [Reserved].

(c)           In the event any Seller disagrees with any terms of any Confirmation, such Seller shall notify Buyer in writing of such disagreement within one (1) Business Day after receipt of such Confirmation unless Buyer sends a corrected Confirmation. An objection sent by such Seller must state specifically that it is an objection, must specify the provision(s) being objected to by such Seller, must set forth such provision(s) in the manner that such Seller believes they should be stated, and must be received by Buyer no more than one (1) Business Day after the Confirmation was received by such Seller. Notwithstanding the foregoing, no Seller shall be entitled to notify Buyer of an objection to a Confirmation delivered in respect of a Rollover Transaction relating to a Restatement Closing Date Mortgage Loan as long as the information set forth in such Confirmation is consistent with the terms of this Agreement and the other Repurchase Documents.

(d)           Any Confirmation by Buyer shall be deemed to have been received by Sellers on the date actually received by any Seller, or, if delivered by Electronic Transmission, on the date such Confirmation becomes available on Buyer’s client website.

(e)           Except as set forth in Section 2.06(c), each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Sellers with respect to the Transaction to which the Confirmation relates, and Sellers’ acceptance of the related proceeds (or, if applicable, acceptance of the benefits of a Transaction constituting a Rollover Transaction) shall constitute Sellers’ agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement.

(f)            Sellers shall be obligated, jointly and severally, to repurchase the Purchased Assets from Buyer on each related Repurchase Date and the Final Repurchase Date (with any performance rendered by a Seller that is not the same Seller that originally sold such Purchased Asset hereunder, to be deemed rendered on behalf of such original Seller). Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset. Sellers are obligated to obtain the Purchased Assets from Buyer or its designee (including Custodian) at Sellers’ expense on (or after) the related Final Repurchase Date.

(g)           Unless Buyer is otherwise notified by Sellers at least two (2) Business Days prior to any Repurchase Date, Sellers shall be deemed to have requested that each Purchased Asset that is repurchased by Sellers on such Repurchase Date shall become subject to a new Transaction; provided that if the Repurchase Date so determined is later than the Final Repurchase Date, the Repurchase Date for such Transaction shall automatically reset to the Final Repurchase Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date. For each such new Transaction (a “Rollover Transaction”), unless otherwise specified by Buyer, (y) the amount that represents the positive difference between the Repurchase Price payable by Sellers on the Repurchase Date and the Purchase Price payable by the Purchaser on such new Purchase Date shall be settled in immediately available funds by one net wire on the related Repurchase Date, and (z) the Pricing Rate shall be as set forth in this Agreement (and shall be reflected in the related Confirmation). LIBOR shall be reset daily by Buyer. If Sellers fail to send the wire described in clause (y) by 5:00 p.m., New York City time on the related Repurchase Date, Sellers shall be obligated to pay to Buyer (in addition to, and together with, such payment) interest on the unpaid amount due at a rate per annum equal to the Post-Default Rate (the “Late Payment Fee”) until the overdue wire is received in full by Buyer.

(h)           All purchases by Buyer of Mortgage Loans hereunder shall be on a “servicing-released” basis, that is, such purchases shall include the purchase by Buyer of related Servicing Rights. Buyer shall agree, however, to the delegation of its servicing responsibilities to Servicer as and to the extent contemplated in Section 11.10.

Section 2.07           Termination.  On the Final Repurchase Date, termination of all Transactions will be effected by transfer and conveyance by Buyer to the applicable Seller or its designee of the Purchased Assets, Servicing Rights and Additional Purchased Items. Such conveyance will be in consideration of, and will be conditioned upon, payment to Buyer in immediately available funds of the related Repurchase Price on such date, together with all other obligations of the Sellers then outstanding hereunder. Such conveyance shall include any Income in respect of the related Purchased Assets received by Buyer and not previously credited or transferred to, or applied to the obligations of, Sellers pursuant to Section 4.01. Notwithstanding the foregoing, (i) to the extent such unapplied Income amounts are equal to or less than the Repurchase Price and other obligations payable to Buyer on such date, such Income amounts shall be applied to such obligations (first to unpaid fee, expense and indemnity obligations then payable, then to accrued Price Differential, and then to outstanding Purchase Price) and the Sellers shall pay the remaining net amount in immediately available funds on the Final Repurchase Date, and (ii) to the extent such unapplied Income amounts are greater than the Repurchase Price and other obligations payable to Buyer on such date, such Income amounts shall be applied to the satisfaction of such obligations to Buyer in full, and Buyer shall remit the excess remaining after such application to the applicable Seller or its designee. Sellers are obligated to obtain the Mortgage Files from Buyer or its designee (including Custodian) at Sellers’ expense on the Final Repurchase Date.

Section 2.08           Early Terminations.  Sellers may repurchase Purchased Assets without penalty or premium, but subject to the last sentence of this Section 2.08, on any date in consideration of the payment to Buyer of the applicable Repurchase Price on such date. The

Repurchase Price payable for the repurchase of any such Purchased Asset shall be reduced as provided in Section 4.02. If Sellers intend to make such a repurchase, Sellers shall give three (3) Business Days’ prior written notice (or such other time as the parties may agree) thereof to Buyer, designating the Purchased Assets to be repurchased. If such notice is given, an amount equal to the Repurchase Price for such Purchased Assets shall be due and payable on the date of repurchase specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Assets.

Section 2.09           Reserved.

Section 2.10           Extension Conditions.  As contemplated in the definition of Final Repurchase Date, and subject in each case to the satisfaction of each of the applicable conditions set forth below (the “Extension Conditions”), Buyer agrees that (a) the First Stated Final Repurchase Date shall be extended to the Second Stated Final Repurchase Date, (b) the Second Stated Final Repurchase Date shall be extended to the Third Stated Final Repurchase Date, and (c) the Third Stated Final Repurchase Date shall be extended to the Fourth Stated Final Repurchase Date. Such extensions, if occurring, will be deemed to occur and take effect as of the last day of the term being so extended. Such extensions shall only occur, however, if (i) as of the effective date of each such extension, no unwaived Event of Default shall have occurred, (ii) with respect to an extension to the Third Stated Final Repurchase Date, as of the effective date of each such extension, (A) the aggregate Repurchase Price in respect of all Purchased Assets does not exceed $100,000,000, and (B) the aggregate Repurchase Price in respect of all Purchased Assets does not exceed 65% of the outstanding principal balance of Purchased Assets consisting of Mortgage Loans that are Eligible Assets, (iii) with respect to an extension to the Fourth Stated Final Repurchase Date, as of the effective date of each such extension, (A) the aggregate Repurchase Price in respect of all Purchased Assets does not exceed $50,000,000, and (B) the aggregate Repurchase Price in respect of all Purchased Assets does not exceed 55% of the outstanding principal balance of Purchased Assets consisting of Mortgage Loans that are Eligible Assets; and (iv) Sellers shall not have delivered a written notice to Buyer stating that it is the intention of Sellers that such extension shall not occur. The failure of the Sellers to deliver such written notice of non-extension shall be deemed to constitute, as of the effective date of the intended extension, a representation and warranty of the Sellers to Buyer that each applicable Extension Condition has been satisfied as of such date.

ARTICLE III
[RESERVED]

ARTICLE IV
INCOME PAYMENTS

Section 4.01           Income Payments.

(a)           Where a particular Transaction’s term extends over a date on which Income is received with respect to the Purchased Assets related to that Transaction, such Income shall be the property of Buyer. Sellers shall remit or cause to be remitted to

Buyer, within one (1) Business Day of receipt by the applicable Seller or (if applicable) the Servicer (or receipt from the Sub-Servicer, if applicable), all Income, including, without limitation, all Income received by or on behalf of Sellers with respect to such Purchased Assets, for application in accordance with Section 4.02. For so long as Servicer acts as interim servicer with respect to the Purchased Assets pursuant to Section 11.10, Servicer shall (or shall if applicable, cause the Sub-Servicer to), deposit or cause to be deposited all collections received by Servicer (or the Sub-Servicer, if applicable) constituting Income to the account maintained by the Platform for such purpose as of the Restatement Closing Date (or to such other account as may be designated by Buyer). For purposes hereof, Income shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, sale proceeds, insurance claims, condemnation awards, real estate owned rents and any other income and all other amounts received with respect to the Purchased Assets. Prior to Sellers’ or Servicer’s (if applicable) remittance to Buyer of such Income, all such Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of Sellers, any Affiliates of Sellers or Servicer except as expressly permitted above.

(b)           Notwithstanding the foregoing, all funds in the collection and custodial account maintained by Buyer (whether through the Platform or otherwise) constituting Purchased Items may be withdrawn by Buyer and applied in accordance with Section 10.02.

Section 4.02           Repurchase Price Adjustments.  Buyer shall apply as a reduction to the Repurchase Price of each Transaction in the order of, first, Price Differential, and then second, Purchase Price (but in respect of Purchase Price, only to the extent of principal balance repayments on the related Mortgage Loans actually collected and received by Buyer, as contemplated in the definition of Purchase Price hereunder), all Income and Price Differential payments actually received by Buyer for such Transaction pursuant to Sections 4.01 and 2.06(g) as of the applicable Repurchase Date, respectively, but only after payment from such Income of Platform Servicer Fees and any other obligations due and payable to Buyer hereunder (to the extent such other obligations are not satisfied by Buyer’s debiting of the UBS Cash Account), and excluding any Late Payment Fees paid pursuant to Section 2.06(g); it being understood that the Late Payment Fees are properties of Buyer that are not to be applied in reduction of the Repurchase Price. Any such Income received by Buyer and not so applied shall be credited by Buyer to the UBS Cash Account as an increase in the UBS Cash Account Balance.

ARTICLE V
REQUIREMENTS OF LAW

Section 5.01           Requirements of Law.

(a)           If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (for the original Buyer) or the date of Buyer’s acquisition of an interest in the rights under this Agreement (for any transferee or assignee):

(i)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of LIBOR hereunder;

(ii)           shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, Sellers shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable.

(b)           If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Sellers shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.

Section 5.02           Taxes; Tax Treatment.

(a)           All payments made by Sellers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Non-Excluded Taxes”), all of which shall be paid by Sellers for their own account not later than the date when due. If Sellers are required by law or regulation to deduct or withhold any Non-Excluded Taxes from or in respect of any amount payable hereunder, they shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Non-Excluded Taxes; and (d) pay to Buyer such additional amounts as may be necessary so that Buyer receives, free and clear of all Non-Excluded Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b)           In addition, each Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c)           Each Seller agrees, jointly and severally, to indemnify Buyer for the full amount of Non-Excluded Taxes (including additional amounts with respect thereto) and Other Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Buyer shall have provided Sellers with evidence, reasonably satisfactory to Sellers, of payment of Non-Excluded Taxes or Other Taxes, as the case may be.

(d)           If either (i) Buyer is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) Buyer’s name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Buyer”), then Buyer shall deliver or cause to be delivered to Sellers the following properly completed and duly executed documents:

A                                      a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which Buyer claims the benefits of a tax treaty with the United States providing for a zero rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

B                                        in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN and a certificate substantially in the form of Exhibit VIII (a “Section 5.02 Certificate”) or U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

C                                        in the case of a Non-Exempt Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, (x) a complete and executed Internal Revenue Service Form W-9 (or any successor thereto), including all appropriate attachments and (y) if such Non-U.S. Corporate Lender is disregarded for federal income tax purposes, the documents that would be required by clause (1), (2), (3), (4) or (5) with respect to its beneficial owner if such beneficial owner were Buyer; or

D                                       in the case of a Non-Exempt Lender that (i) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (ii) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 5.02 Certificate; or

E                                         in the case of a Non-Exempt Lender that (A) is treated as a partnership or other non-corporate entity, or is disregarded for U.S. federal income tax purposes or is an intermediary as defined in Treas. Reg. Sec. 1.1441-1(c)(13) and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, a (x) Section 5.02 Certificate and (y) with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be required by clause (1), (2), (3), (4) or this clause (5) with respect to each such beneficial owner if such beneficial owner were Buyer, provided, however, that no such documents will be required with respect to a beneficial owner to the extent Buyer provides the applicable documentation that it is a qualified intermediary that has accepted withholding responsibility or is a withholding foreign partnership, as each is defined in Treas. Reg. Sec. 1.1441-1 through –8.

Sellers shall have no obligations under this Section 5.02 if Buyer fails to deliver the required document as set forth in this Section 5.02. For the purposes of this Section  5.02(d), “U.S. Taxes” shall mean the tax imposed under Section 871(a) or Section 881 of the Code or their successor sections.

(e)           Without prejudice to the survival of any other agreement of Sellers hereunder, the agreements and obligations of Sellers contained in this Article V shall survive the termination of this Agreement. Nothing contained in this Section 5.02 shall require a Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(f)            Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of the related Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by the related Seller in the absence of an Event of Default by such Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

ARTICLE VI
SECURITY INTEREST

Section 6.01           Purchased Items.  Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items”: all Mortgage Loans, all Mortgage Files, including, without limitation, all promissory notes, all Mortgage Notes, all Mortgages, all Servicing Records relating to the Mortgage Loans, all Credit Files, all of Sellers’ rights as the owners of the Mortgage Loans under any Sub-Servicing Agreements relating to the Mortgage Loans and any other collateral pledged or otherwise relating to such Mortgage Loans, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto, all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Mortgage Loan and all claims and payments thereunder, all other insurance policies and insurance proceeds relating to any Mortgage Loan or the related Mortgaged Property, all Income, all Servicing Rights, all servicing fees to which the Servicer is entitled and servicing and other rights of Sellers relating to the Mortgage Loans, all Additional Purchased Items, all Interest Rate Protection Agreements relating to or constituting any and all of the foregoing (provided, however, that Buyer’s priority with regard to Interest Rate Protection Agreements is pari passu with those rights of buyers in Other Financing Facilities; provided further, however, that Buyer has a first priority interest in all Interest Rate Protection Agreements which Sellers enter into to hedge specifically, any Purchased Assets), all of Sellers’ rights as the owner of the Mortgage Loans under any other agreements or contracts relating to, constituting, or otherwise governing, any or all of the foregoing to the extent they relate to the Purchased Assets including the right to receive principal and interest payments with respect to the Purchased Assets and the right to enforce such payments, the collection and custodial accounts maintained by the Servicer and all monies from time to time on deposit in such accounts, the UBS Cash Account and all monies from time to time on deposit in or credited to the UBS Cash Account, all contract rights and all “general intangibles”, “accounts”, “chattel paper”, “deposit accounts” and “investment property” as defined in the Uniform Commercial Code as in effect from time to time relating to or constituting any and all of the foregoing, and any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

Section 6.02           Security Interest.  Buyer and Sellers intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Sellers secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum were to recharacterize the Transactions hereunder as loans, and in any event (whether or not such recharacterization ever were to occur) as security for the performance by Sellers of all of Sellers’ obligations to Buyer hereunder and the Transactions entered into hereunder (“Repurchase Obligations”) and Seller-Related Obligations, each Seller hereby assigns, pledges and grants a first priority security interest in all of its right, title and interest in, to and under the Purchased Items and the Purchased Assets to Buyer to secure the

Repurchase Obligations and Seller-Related Obligations, including, without limitation, the repayment of all amounts owing to Buyer hereunder. The assignment, pledge and grant of security interest contained herein shall be, and each Seller hereby represents and warrants to Buyer that it is, a first priority perfected security interest. Each Seller agrees to mark its computer records and tapes to evidence the interests granted to Buyer hereunder. All Purchased Items shall secure the payment of all obligations of Sellers now or hereafter existing under this Agreement as well as Seller-Related Obligations, including, without limitation, Sellers’ obligation to repurchase Purchased Assets, or if such obligation is so recharacterized as a loan, to repay such loan, for the Repurchase Price and to pay any and all other amounts owing to Buyer hereunder.

Section 6.03           Custodian of Purchased Items.  Pursuant to the Custodial Agreement, Custodian shall hold the Mortgage Files as exclusive bailee and agent for Buyer pursuant to the terms of the Custodial Agreement and shall deliver to Buyer Trust Receipts each to the effect that Custodian has reviewed each Mortgage File in the manner and to the extent required by the Custodial Agreement and identifying any deficiencies in each such Mortgage File as so reviewed.

Section 6.04           Further Documentation.  At any time and from time to time, upon the written request of Buyer (which it may make in its sole discretion), and at the sole expense of Sellers, Sellers will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. Each Seller also hereby authorizes Buyer to file any such financing or continuation statement without the signature of any Seller to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

Section 6.05           Proceeds.  (a) All proceeds of Purchased Items received by Sellers consisting of cash, checks and similar items shall be deposited by Sellers into the collection and custodial accounts maintained by [TBD] and held in trust, for the benefit of Buyer, segregated from other funds of Sellers, and shall forthwith upon receipt by Sellers be turned over to Buyer for allocation by it as provided herein in the exact form received by Sellers (duly endorsed by Sellers to Buyer) and (b) any and all such proceeds received by Buyer (whether from Sellers or otherwise) will be held by Buyer as collateral security for the Repurchase Obligations (whether matured or unmatured), such application to be in the order of priority specified in Section 10.02(f). For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Purchased Items.

Any amounts received by Buyer as proceeds in excess of amounts then due and owing to Buyer shall be applied as contemplated in Article IV hereof.

ARTICLE VII
PAYMENT, TRANSFER AND CUSTODY

Section 7.01           Payments to Buyer.  Unless otherwise mutually agreed in writing, all transfers of funds to be made by Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer:

BANK:	The Bank of New York
ABA:	021000018
For credit to:	890-0653-000
Account Name:	THE BANK OF NEW YORK AS COLL AGT FOR UBS REAL ESTATE SECURITIES INC.
Details of Payment:	Seller Name/Loan Number

not later than 4:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). Each Seller acknowledges that it has no rights of withdrawal from the foregoing account.

Section 7.02           Ownership of Purchased Assets.

(a)           On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to Buyer or its designee (including Custodian) against the simultaneous transfer of the Purchase Price as set forth in the Custodial Agreement not later than 6:00 p.m., New York City time, simultaneously with the delivery to Custodian of the Purchased Assets (other than the related Mortgage Files for each Wet-Ink Mortgage Loan, which shall be delivered no later than the fifth (5th) Business Day following the Purchase Date) relating to each Transaction. Each Seller hereby sells, transfers, conveys and assigns to Buyer or its designee (including Custodian) all the right, title and interest of the related Seller in and to the Purchased Assets together with all right, title and interest in and to the proceeds of any related Purchased Items. Notwithstanding the foregoing, the provisions of Section 2.06(g) shall govern Rollover Transactions and shall apply in respect of any inconsistency between such provisions and the foregoing, and it is understood that no new or additional deliveries or redeliveries to the Custodian shall be required in connection with such Rollover Transactions (provided that this sentence shall not relieve Sellers of any obligation to comply with any unsatisfied or supplemental delivery obligations that otherwise may exist in respect of Restatement Closing Date Mortgage Loans).

(b)           In connection with such sale, transfer, conveyance and assignment, in accordance with the requirements set forth in the Custodial Agreement, and subject to the last sentence of subsection (a) of this Section 7.02 above, Sellers shall deliver or cause to be delivered and released to Buyer or its designee (including Custodian) (i) the Custodial Identification Certificate and (ii) the documents identified in the Custodial Agreement.

(c)           Any Mortgage Files not delivered to Buyer or its designee (including Custodian) are and shall be held in trust by the related Seller or its designee for the benefit of Buyer as the owner thereof. Each Seller or its designee shall maintain a copy of the Mortgage File and the originals of the Mortgage File not delivered to Buyer or its designee (including Custodian). The possession of the Mortgage File by a Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by such Seller or its designee is in a custodial capacity only. Each Mortgage File retained or held by a Seller or its designee shall be segregated on such Seller’s books and records from the other assets of such Seller or its designee and the books and records of such Seller shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Each Seller or its designee shall release its custody of the Mortgage File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by such Seller.

Section 7.03           Hypothecation or Pledge of Purchased Assets.  Title to all Purchased Assets and Purchased Items shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets and Purchased Items, subject to Sellers’ right to repurchase the Purchased Assets upon payment of the Repurchase Price and any other amounts due hereunder with respect thereto. Buyer may, in its sole discretion and without the consent of Sellers, engage in repurchase transactions with the Purchased Assets or otherwise pledge, repledge, transfer, hypothecate, rehypothecate, or assign all of its right, title and interest or grant a security interest in any Purchased Assets sold by Sellers hereunder and all rights of Buyer under this Agreement, the Electronic Tracking Agreement and/or the Custodial Agreement, in respect of such Purchased Assets to Assignee. It is anticipated that such assignment to Assignee will be made by Buyer, and each Seller hereby irrevocably consents to such assignment. No notice of such assignment shall be given by Buyer to Sellers. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Sellers. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties in Schedule 1 to this Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

Section 7.04           UBS Cash Account.

(a)           Sellers hereby authorize and direct Buyer to create the UBS Cash Account. The UBS Cash Account shall be maintained by Buyer subject to the terms and conditions of this Agreement. Buyer shall notify Sellers, via electronic or facsimile transmission, of the UBS Cash Account Balance on each Business Day on which a Transaction occurs hereunder. Buyer’s provision to Sellers of a computer link or similar electronic access to a website, database or analogous electronic data file or presentation that contains such information shall be deemed to constitute compliance by Buyer with the notification requirement of the preceding sentence.

(b)           Buyer shall credit the UBS Cash Account for (i) any deposits therein by a Seller upon such Seller’s written direction pursuant to a Withdrawal/Deposit Notice; (ii)

any Supplemental Amount for any Mortgage Loan upon the refunding to Buyer of the Disbursement Amount for such Mortgage Loan by the Settlement Agent upon any failure to apply the Disbursement Amount in connection with the proposed funding of a Mortgage Loan; (iii) any credit pursuant to a UBS Cash Account Adjustment; and (iv) any UBS Cash Account Interest Accruals.

(c)           Buyer shall debit the UBS Cash Account (but in no event shall such debit result in a UBS Cash Account Balance of less than zero) for (i) any withdrawals therefrom by a Seller upon such Seller’s written direction pursuant to a Withdrawal/Deposit Notice (provided, that no such withdrawals by a Seller shall be permitted on and after the Restatement Closing Date); (ii) in Buyer’s discretion, any amounts (including fees, expenses or indemnity amounts) due Buyer and payable by Sellers under any Repurchase Document; (iii) the Supplemental Amount for any Mortgage Loan upon payment of the Disbursement Amount for such Mortgage Loan to Settlement Agent; and (iv) any debit pursuant to a UBS Cash Account Adjustment.

(d)           So long as an Event of Default shall not have occurred and be continuing hereunder, Buyer agrees to debit the UBS Cash Account pursuant to a UBS Cash Account Adjustment in the event that available Income that shall be applied for such purpose pursuant to the terms hereof, plus any additional amounts paid by Seller to Buyer for such purpose, shall be insufficient to pay the Repurchase Price for any terminating Transaction (net of any Purchase Price owed by Buyer for any new Transaction) when such amounts become due and payable hereunder, with such debit to be in the amount of such insufficiency. Seller’s entitlement to such debit, to the extent sufficient UBS Cash Account Balance is available in respect thereof, shall be treated as satisfaction of a corresponding amount of Repurchase Price payable by Seller when due hereunder.

(e)           Upon termination of this Agreement and payment in full of all obligations owing by Sellers hereunder and under the Repurchase Documents, Buyer shall remit to Sellers the UBS Cash Account Balance.

(f)            Each Seller hereby confirms and agrees that to secure Sellers’ obligations under this Agreement, it hereby grants to Buyer a first priority continuing security interest in and to the UBS Cash Account and all proceeds (as defined in the UCC) of such account. Each Seller further agrees that Buyer may issue “entitlement orders” (within the meaning of Section 8-102(a)(8) of the UCC) or other instructions from Buyer, including, without limitation, directing the transfer or redemption of any financial asset credited to, or the disposition of funds held in, the UBS Cash Account for application against any obligations in such order as Buyer shall determine in its sole discretion. It is hereby acknowledged and agreed that Buyer is exercising exclusive control over the UBS Cash Account.

Section 7.05           Takeout Commitments.  In connection with any sales by Sellers of Mortgage Loans pursuant to Takeout Commitments, in connection with the formation of a mortgage pool supporting a mortgage-backed security, or otherwise, Sellers shall cause there to be remitted to Buyer, on the date of such sale, the entire principal balance, interest and premium portion of the purchase price paid by the buyers under such Takeout Commitments or otherwise so generated by the sale, which shall be paid directly by such buyer to Buyer. Buyer shall credit to the UBS Cash Account as an increase in the UBS Cash Account Balance, any excess in the amount so received over the amount then due Buyer, and shall release its right, interest and title in such Mortgage Loans and the outstanding principal balance of the Mortgage Loan(s) shall be adjusted accordingly.

ARTICLE VIII
SELLERS’ REPRESENTATIONS

Each Seller represents and warrants to Buyer that as of each Purchase Date for the purchase of any Purchased Assets by Buyer from Sellers and as of the date of this Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect (and in each case subject to matters described and addressed in a certain letter agreement among the parties executed as of the Restatement Closing Date):

Section 8.01           Nature of Transfers.  Neither the Repurchase Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Sellers’ creditors. The transfer of the Mortgage Loans subject hereto and the obligation to repurchase such Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Sellers’ creditors.

Section 8.02           No Broker.  No Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement.

Section 8.03           Ability to Perform.  No Seller believes, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents applicable to it to which it is a party.

Section 8.04           No Defaults.  Except as described and addressed in a certain letter agreement among the parties executed as of the Restatement Closing Date, no Default has occurred and is continuing hereunder and no Event of Default has occurred hereunder.

Section 8.05           Legal Name; Existence.  The legal name of each Seller is as set forth in the signature line of this Agreement. All names of each Seller since its incorporation and all trade names, fictitious names, assumed names or “doing business as” names that each Seller has used are as set forth in Schedule 3 to this Agreement; and each of the Sellers (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

Section 8.06           Financial Condition.  Each Seller has heretofore furnished to Buyer a copy of the most recent financial statements of each Seller. All such financial statements are complete and correct and fairly present, in all material respects, the financial condition of each Seller, and the results of their respective operations as at the dates and for such periods as are referenced therein, all in accordance with GAAP applied on a consistent basis. Since the date of such financial statements no Material Adverse Effect has occurred with respect to the business, operations or financial condition of any Seller taken as a whole from that set forth in the applicable financial statements.

Section 8.07           Litigation.  Other than as disclosed on Schedule 5 hereto, there are no actions, suits, arbitrations, investigations (including, without limitation, to the best of Sellers’ knowledge, any of the foregoing which are pending or threatened) or other legal or arbitral proceedings (individually and collectively, whether pending or threatened, “Disputes”) affecting any Seller or any of their respective Subsidiaries or affecting any of their Property before any Governmental Authority that question or challenge the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby (in the event any Seller is a publicly held company) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder. In addition, there is no Dispute affecting any Seller that (i) is of a kind not referred to in the preceding sentence; (ii) has arisen other than in the ordinary course of business of such Seller and is reasonably likely to be determined adversely to such Seller; and (iii) if so determined, would be reasonably likely, either individually or together with any other Dispute covered by clauses (i) through (ii) of this sentence, to have a Material Adverse Effect on the ability of any such Subsidiary to perform any of its obligations under any of the Repurchase Documents. Neither Sellers nor any of their respective Subsidiaries are (i) in violation of any applicable law which violation materially, adversely affects or may reasonably be expected to materially, adversely affect the business, operations, properties, assets or condition (financial or otherwise) of any Seller or such Subsidiary, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have a Material Adverse Effect on the business, operations, properties, assets or condition (financial or otherwise) of any Seller or such Subsidiary.

Section 8.08           No Breach.  Neither (a) the execution and delivery of the Repurchase Documents nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will (i) conflict with or result in a breach of the charter or by-laws of any Seller, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any Sub-Servicing Agreement or other material agreement or instrument to which any Seller, or any of their Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject; (ii) constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien upon any Property of a Seller, or any of their Subsidiaries pursuant to the terms of any such agreement or instrument; or (iii) constitute an event of default or an event which, solely with the passage of time and which is not amenable to cure, would constitute an event of default under (x) any other Financing Facilities or (y) any other agreement, the breach of which would likely have a Material Adverse Effect.

Section 8.09           Action.  Each Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Repurchase Documents; the execution, delivery and performance by each Seller of each of the Repurchase Documents have been duly authorized by all necessary corporate or other action on its part; and each Repurchase Document has been duly and validly executed and delivered by each Seller, as applicable and constitutes a legal, valid and binding obligation of such Seller, as applicable enforceable against such party in accordance with its terms, subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 8.10           Approvals.  No authorizations, approvals or consents of, and no filings or registrations with any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Sellers of the Repurchase Documents or for the legality, validity or enforceability thereof, including, without limitation, any approvals or consents from the Office of Thrift Supervision, the National Credit Union Administration, the Federal Deposit Insurance Corporation or other federal agency, except for filings and recordings in respect of the Liens created pursuant to the Repurchase Documents. The transfers, assignments and conveyances provided for herein and therein are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

Section 8.11           Margin Regulations.  Neither any Transaction hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X.

Section 8.12           Taxes.  Each Seller and its respective Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by it or its Subsidiaries, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established in accordance with GAAP. The charges, accruals and reserves on the books of each Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of such Seller, adequate.

Section 8.13           Investment Company Act and Holding Company Compliance.  None of the Sellers nor any of their Subsidiaries is (a) an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (b) is a “holding company” as defined in, or subject to recognition under the Public Utility Holding Company Act of 1935.

Section 8.14           Purchased Assets.

(a)           No Seller has assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan or any Purchased Items to any other Person, and immediately prior to the sale of such Mortgage Loan or any other Purchased Items to Buyer, the related Seller was the sole owner of such Mortgage Loan or such other Purchased Items and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyer hereunder. In no event has any Wet-Ink Mortgage Loan been subject to a prior Lien;

(b)           The provisions of this Agreement are effective to either constitute a sale of Purchased Items to Buyer or to create in favor of Buyer a valid security interest in all right, title and interest of Sellers in, to and under the Purchased Items;

(c)           Upon receipt by Custodian of each Mortgage Note, endorsed in blank in accordance with the provisions of the Custodial Agreement, either a purchase shall have been completed by Buyer of such Mortgage Note on or prior to such date or Buyer shall have a valid and fully perfected first priority security interest in such Mortgage Note and in such Seller’s interest in the related Mortgaged Property;

(d)           Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party”, each Seller as a “Debtor” and describing the Purchased Items, in the jurisdictions and recording offices listed on Exhibit IV attached hereto, the security interests granted hereunder in the Purchased Items will constitute fully perfected security interests under the Uniform Commercial Code in all right, title and interest of Sellers in, to and under such Purchased Items, which can be perfected by filing under the Uniform Commercial Code;

(e)           Upon execution and delivery of the Repurchase Documents, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, all funds in the collection and custodial accounts.

Section 8.15           Location of Chief Executive Offices.  The chief executive offices of IFC are located at 19500 Jamboree Road, Irvine, California 92612; the chief executive offices of IMH are located at 19500 Jamboree Road, Irvine, California 92612; and the chief executive offices of IWLG are located at 19500 Jamboree Road, Irvine, California 92612.

Section 8.16           Location of Books and Records.  The location where each Seller keeps its books and records, including all computer tapes and records related to the Purchased Items, are its respective chief executive offices.

Section 8.17           Other Financing Facilities.  No defaults or events of default exist under any Other Financing Facilities. No additional Other Financing Facilities have been entered into on or after the Restatement Closing Date without the prior consent of Buyer (not to be unreasonably withheld).

Section 8.18           True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Sellers as applicable to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, do not and will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Seller to Buyer in connection with this Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of any of the Sellers, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change that would render any of such documents or information untrue or misleading in any material respect.

Section 8.19           Reserved.

Section 8.20           ERISA.  Each Plan to which any Seller or any of their respective Subsidiaries make direct contributions, and, to the knowledge of each of the Sellers, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which any Seller would be under an obligation to furnish a report to Buyer under Section 9.01(f).

Section 8.21           No Fraud.  The Repurchase Documents and each sale of a Mortgage Loan have not been and will not be entered into fraudulently by Sellers, or with the intent to hinder, delay or defraud any of Sellers’ creditors or Buyer.

Section 8.22           Anti-Money Laundering Law.  Sellers have complied with all applicable anti-money laundering laws and regulations, including, without limitation, the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); each Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, have conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintain, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

Section 8.23           Consideration.  The consideration received by Sellers upon the sale of each Mortgage Loan will constitute reasonably equivalent value and fair consideration for the ownership interest in each Mortgage Loan.

Section 8.24           Reserved.

Section 8.25           Reserved.

Section 8.26           Closing Instruction Letter.  As of each Purchase Date in respect of a Closing Transaction, (i) with respect to the Settlement Agent Wire Instructions, the related Seller received such instructions on the letterhead of the Settlement Agent and such instructions are true and correct and (ii) the related Seller has inserted the Closing Instruction Letter Insert in each Closing Instruction Letter for all Wet-Ink Mortgage Loans and Dry Fundings structured as Closing Transactions.

Section 8.27           No Adverse Selection.  No Seller has selected the Purchased Assets in a manner so as to adversely affect the interests of Buyer.

Section 8.28           Sellers’ Representations and Warranties.  All representations and warranties made and all information (including, without limitation, any financial information concerning Sellers) and documents or copies of documents furnished by Sellers to Buyer pursuant to or in connection with this Agreement are and will be true and correct at the time when made and at all times thereafter or, if limited to a specific date, as of the date to which they refer.

Section 8.29           UCC Financing Statements.  Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party”, each Seller as a “Debtor” and describing the Mortgage Loans, in the jurisdictions and recording offices listed on Exhibit VII attached hereto, the security interests granted hereunder in the Mortgage Loans will constitute fully perfected security interests under the Uniform Commercial Code in all right, title and interest of each Seller in, to and under such Mortgage Loans, which can be perfected by filing under the Uniform Commercial Code.

Section 8.30           Trade Names.  No Seller has used any trade name or assumed name, except as provided in Schedule 3.

Section 8.31           Merger or Acquisition.  Except for the acquisition of certain of the assets of Pinnacle Financial Corporation, no Seller has merged with, or acquired all or substantially all of the assets of, any other person or entity within the immediately preceding 12 months.

Section 8.32           Custodian.  Custodian is an eligible custodian under the Agency Guide and Agency Program.

Section 8.33           Valid Sale and Conveyance.  This Agreement constitutes a valid sale, assignment, transfer and conveyance to Buyer of all right, title, and interest of Sellers in, to and under the Purchased Assets enforceable against all creditors of and purchasers from Sellers, and the Purchased Assets will be held by Buyer free and clear of any Lien of any Person claiming through or under Sellers, except for Liens permitted under, or to be created by this Agreement.

Section 8.34           Valid Business Reasons.  Each Seller has valid business reasons for selling its interests in the Purchased Assets rather than obtaining a loan with the Purchased Assets as collateral.

Section 8.35           Reserved.

Section 8.36           Servicing Capabilities.  Each Seller (and Servicer) has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

Section 8.37           IMH’s Ownership of Sellers.  As of the Closing Date and the Restatement Closing Date of this Agreement, IMH owns, either directly or indirectly, one hundred percent (100%) of the voting equity interest of IFC and IWLG.

The representations and warranties of Sellers in this Article VIII and Schedule 1 are unaffected by and supersede any provision in any endorsement of any Mortgage Loan or in any assignment with respect to such Mortgage Loan to the effect that such endorsement or assignment is without recourse or without representation or warranty.

ARTICLE IX
COVENANTS OF SELLERS

On and as of the Closing Date, the Restatement Closing Date and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, each Seller covenants that it will (and in each case subject to matters described and addressed in a certain letter agreement among the parties executed as of the Restatement Closing Date):

Section 9.01           Financial Statements.  Sellers shall deliver to Buyer:

(a)           as soon as available and in any event within forty-five (45) calendar days after the end of each quarter, the unaudited quarterly consolidated balance sheets of IMH and its consolidated Subsidiaries, as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for IMH and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, setting forth, in each case, in comparative form the figures for the previous year or month, accompanied by a certificate of a Responsible Officer of IMH, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Sellers and their respective consolidated Subsidiaries in accordance with GAAP, consistently applied, as of the end of, and for, such quarter (subject to normal year-end audit adjustments);

(b)           as soon as available and in any event within ninety (90) days after the end of each fiscal year of IMH, the consolidated balance sheets of IMH and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for IMH and its consolidated Subsidiaries for such year, setting forth, in each case, in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of IMH and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

(c)           on the last Business Day of each fiscal quarter (or at any time upon Buyer’s request), a report, in a form acceptable to Buyer, detailing the Interest Rate Protection Agreements entered into by Sellers (if any). Additionally, within twenty (20) days after the end of each month, together with the report described above, Sellers shall deliver to Buyer (i) a certification from an officer and financial officer of each Seller in the form attached hereto as Exhibit V-C (which may be provided jointly for any other agreements entered into between Buyer and Sellers), (ii) monthly unaudited consolidated financial statements and balance sheets, and (iii) if requested by Buyer, a pipeline report and/or a hedge position report;

(d)           promptly upon receipt thereof, a copy of each other report submitted to each Seller by its independent public accountants in connection with any annual, interim or special audit of each Seller;

(e)           from time to time such other information regarding the financial condition, operations, or business of each Seller as Buyer may reasonably request; and

(f)            as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of a Seller knows, or with respect to any Plan or Multiemployer Plan to which a Seller or any of its respective Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of such Seller setting forth details respecting such event or condition and the action, if any, that such Seller or its ERISA Affiliate, as applicable proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Seller, as applicable or an ERISA Affiliate with respect to such event or condition):

(i)            any reportable event, as defined in Section 4043(c) of ERISA or any successor provision thereof and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA or any successor provision thereof, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA or any successor provision thereof, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code or any successor provision thereof); and any request for a waiver under Section 412(d) of the Code or any successor provision thereof for any Plan;

(ii)           the distribution under Section 4041(c) of ERISA or any successor provision thereof of a notice of intent to terminate any Plan or any action taken by any Seller or an ERISA Affiliate to terminate any Plan;

(iii)          the institution by PBGC of proceedings under Section 4042 of ERISA or any successor provision thereof for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv)          the complete or partial withdrawal from a Multiemployer Plan by any Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA or any successor provision thereof (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or any successor provision thereof that it intends to terminate or has terminated under Section 4041A of ERISA or any successor provision thereof;

(v)           the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Seller or any ERISA Affiliate to enforce Section 515 of ERISA or any successor provision thereof, which proceeding is not dismissed within 30 days; and

(vi)          the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA or any successor provision thereof, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Seller or an ERISA Affiliate fails to provide timely security to such Plan in accordance with the provisions of said Sections.

Section 9.02           Litigation.  Each Seller will promptly, and in any event within thirty (30) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitral proceedings affecting Sellers or any of their respective Subsidiaries or any of their respective Property before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby or thereby; (ii) makes a claim or claims in an aggregate amount greater than $1,000,000; and (iii) which, individually or in the aggregate is reasonably likely to be determined adversely to any Seller, or any of their Subsidiaries and, if so determined, would be reasonably likely to have a Material Adverse Effect, or (iv) requires filing with the Securities and Exchange Commission in accordance with the 1934 Act and any rules thereunder.

Section 9.03           Existence, etc.  Each Seller will:

(a)           preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (provided that nothing in this Section 9.03 shall prohibit any transaction expressly permitted under Section 9.08);

(b)           comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws) if failure to comply with such requirements could be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c)           keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d)           not (i) move its chief executive office from the address referred to in Section 8.15, (ii) cause or permit any change to be made in its name, identity or corporate structure, each as described in Section 8.05 or (iii) change its name, jurisdiction of organization, unless it shall have provided Buyer thirty (30) days’ prior written notice of such change and shall have first taken all action required by Buyer for the purpose of perfecting or protecting the lien and security interest of Buyer established hereunder;

(e)           pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in conformity with GAAP; provided that this shall not include the payment of any Mortgagor or Mortgaged Property taxes, assessments, governmental charges or levies; and

(f)            permit representatives of Buyer, upon reasonable notice (unless a Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.

Section 9.04           Prohibition of Fundamental ChangesWithout the prior written consent of Buyer, which shall not be unreasonably withheld, no Seller and no Subsidiary or affiliate of any Seller (any, a “Seller Entity”) shall (a) liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution); (b) sell, assign, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of such Seller Entity’s business or assets, whether now owned or acquired after the date of this Agreement without the prior written consent of Buyer, excluding sales of mortgage loans or securities in the ordinary course of such Seller Entity’s business; (c) cease to actively engage in the business of originating, acquiring or servicing Mortgage Loans or any other material change in the nature or scope of the business in which such Seller Entity is engaged as of the Restatement Closing Date.

Section 9.05           Reserved.

Section 9.06           Notices.  Each Seller shall give notice to Buyer:

(a)           promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;

(b)           with respect to any Purchased Asset hereunder, promptly upon receipt of notice or knowledge that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially adversely affect the value of such Purchased Asset;

(c)           promptly upon receipt of notice or knowledge of (i) any default related to any Purchased Item, (ii) any Lien or security interest on, or claim asserted against, any Purchased Item or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect;

(d)           promptly upon any material change with respect to any Seller’s business operations, assets or financial condition, which could reasonably be expected to have a Material Adverse Effect;

(e)           promptly upon the loss of real estate investment trust (“REIT”) or real estate mortgage investment conduit (“REMIC”) status of any Seller or any Subsidiary of any Seller that is a REIT or a REMIC;

(f)            promptly upon the occurrence of any event of default under any Other Financing Facility;

(g)           upon (i) each Seller’s dismissal of any of its Executives, or (ii) any Executives’ departure from the employ of any Seller for any other reason whatsoever, or (iii) any termination, or material (determined in Buyer’s reasonable commercial judgment) diminution or variance (which diminution or variance substantially reduces the time the Executives can allot to the related Seller’s mortgage sale and/or finance program) by such Seller of any Executive’s current managerial capacities or responsibilities; in addition, Sellers shall keep Buyer reasonably well-informed as to the identity of other personnel involved in Sellers’ warehouse borrowing, secondary marketing, and servicing functions; and

(h)           upon any material amendment to any Other Financing Facility, any decrease in the gross amount available to be borrowed thereunder, or any change in custodian or custodial arrangements relating thereto. Notwithstanding anything to the contrary contained herein, in no event shall Sellers be required to disclose information that Sellers deem confidential in connection with this requirement (including, without limitation, information relating to pricing, fees, advance rates and sub-limits, but excluding the identity of the counterparty, facility limit and any amendment to financial covenants).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the related Seller setting forth details of the occurrence referred to therein and stating what action such Seller has taken or proposes to take with respect thereto.

Section 9.07           Reserved.

Section 9.08           Transactions with Affiliates.  No Seller will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement or the other Repurchase Documents; (b) in the ordinary course of such Seller’s business; and (c) upon fair and reasonable terms no less favorable to such Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this paragraph to any Affiliate.

Section 9.09           Limitation on Liens.  Immediately upon notice of a Lien or any circumstance which could give rise to a Lien on the Purchased Items, Sellers will defend the Purchased Items against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Purchased Items (other than any security interest created or permitted under this Agreement), and Sellers will defend the right, title and interest of Buyer in and to any of the Purchased Items against the claims and demands of all persons whomsoever.

Section 9.10           Limitation on Guarantees and Other Indebtedness.  No Seller shall create, incur, assume or suffer to exist any Guarantees by any of them of the obligations of others, in excess of $100,000 in the aggregate, except as otherwise listed on Schedule 2 hereto. As used in this Section, a “Guarantee” shall not include a guarantee by one or more Sellers of an obligation (including a capitalized lease obligation) of one or more other Sellers or any of their respective Subsidiaries.

Section 9.11           Limitation on Distributions.  Sellers shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of any Seller, whether now or hereafter outstanding, or make any other distribution or pay any dividends in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Seller, except when no Event of Default exists or would result from such distribution.

Section 9.12           Reserved.

Section 9.13           Reserved.

Section 9.14           Servicer.  Sellers shall not cause the Mortgage Loans to be interim serviced by any servicer other than the Servicer or a Sub-Servicer or other servicer expressly approved in writing by Buyer.

Section 9.15           Reserved.

Section 9.16           Reserved.

Section 9.17           Required Filings.  Sellers shall promptly provide Buyer with copies of all documents which Sellers, or any of their respective Affiliates, is required to file with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor in accordance with the Securities and Exchange Act of 1934 or any rules thereunder; provided that Sellers shall not be required to provide Buyer with filings of a standard nature relating to the issuance of securities under a REMIC or similar pass-through trust.

Section 9.18           Reserved.

Section 9.19           Custodial Agreement.  Sellers shall maintain the Custodial Agreement in full force and effect and shall neither amend or modify such agreements nor waive compliance with any provisions thereunder without the prior written consent of Buyer.

Section 9.20           Reserved.

Section 9.21           Inconsistent Agreements.  Sellers shall not, nor permit any of their Subsidiaries to, directly or indirectly, enter into any agreement containing any provision which would be violated or breached by any Transaction hereunder or by the performance by Sellers of their obligations under any Repurchase Document.

Section 9.22           Escrow Imbalance.  Sellers shall, no later than five (5) Business Days after learning (from any source) of any material imbalance in any escrow account, notify Buyer of such imbalance and upon request of Buyer will deliver a copy of the monthly report with respect to escrow balances to Buyer.

Section 9.23           Servicing Termination Fees.  Upon any exercise of Buyer’s right to terminate the Servicer of Purchased Assets following an Event of Default, Sellers shall pay any and all fees and expenses (including reasonable attorneys fees and expenses) required to terminate the Servicer and to effectuate the transfer of servicing to the designee of Buyer.

Section 9.24           Delivery of Servicing Records.  With respect to the Servicing Records of each Mortgage Loan, Sellers shall deliver or shall cause the Servicer to deliver such Servicing Records to the designee of Buyer, within thirty (30) days of a Purchase Date, unless otherwise stated in writing by Buyer; provided that on each Repurchase Date for which a Mortgage Loan is subject to a new Transaction, such delivery requirement is deemed restated for such new Transaction (and the immediately preceding delivery requirement is deemed to be rescinded) in the absence of directions to the contrary from Buyer, and a new 30-day period is deemed to commence as of such Repurchase Date. Sellers’ transfer of the Servicing Records under this Section shall be in accordance with customary standards in the industry.

Section 9.25           Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

Section 9.26           Reserved.

Section 9.27           Closing Letter.  Sellers shall, with respect to each Mortgage Loan, cause the paragraphs set forth on Exhibit XIV annexed hereto to be inserted into each closing letter or other similar agreement with the Settlement Agent for such Mortgage Loan, and shall, upon the request of Buyer, fax a copy of such closing letter to Buyer prior to the closing of such Mortgage Loan.

Section 9.28           Monthly Report.  Upon request, Sellers shall provide Buyer with a monthly report, which report shall include, among other items, a summary of Sellers’ delinquency and loss experience with respect to mortgage loans serviced by Sellers, Servicer or any designee of either, with respect to any MERS Designated Mortgage Loan, MERS Reports, any Interest Rate Protection Agreements entered into by Sellers, plus any such additional reports as Buyer may reasonably request with respect to Sellers or Servicer’s servicing portfolio or pending originations of mortgage loans.

Section 9.29           Remittance Report.  On the second (2nd) Business Day of each month, Sellers shall furnish to Buyer or shall cause Servicer to furnish to Buyer, a remittance report, in hard copy and electronic format acceptable to Buyer, containing information regarding funds collected during the prior calendar month. This report shall contain the following information:

(a)           Mortgage Loan number;

(b)           Mortgage Note Rate;

(c)           Remittances allocable to principal and interest, escrow and taxes;

(d)           Paid through date;

(e)           Mortgage Loan balance;

(f)            Delinquency status;

(g)           Whether the Mortgaged Property is in foreclosure or has become an REO Property;

(h)           Whether any Mortgagor is the subject of any bankruptcy action; and

(i)            Any other information that Buyer may reasonably request.

Section 9.30           Reserved.

Section 9.31           Preservation of Security Interest.  Sellers shall execute and file such financing statements and cause to be executed and filed such continuation statements, all in such manner and in such places as may be required by law fully to preserve, maintain, and protect the respective right, title and interest of Buyer in the Mortgage Loans. Sellers shall deliver (or cause to be delivered) to the Custodian file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.

Section 9.32           Compliance with Law.  Each Seller will comply, in all material respects, with all laws, acts, rules, requisitions, orders, decrees and directions of any Governmental Authority applicable to its business and to the Mortgage Loans or any part thereof; provided, however, that such Seller may contest any law, act, regulation, order, decree or direction in any reasonable manner which shall not materially and adversely affect the rights or interests of Buyer in the Purchased Assets.

Section 9.33           Obligations with Respect to Purchased Assets.  Each Seller and Servicer will duly fulfill all obligations on its respective part to be fulfilled under or in connection with each Mortgage Loan or other Purchased Asset, and will do nothing to impair the rights of Buyer in any of the Mortgage Loans or other Purchased Assets.

Section 9.34           Conveyance of Purchased Assets; Security Interests.  Except for the transfers and conveyances under or permitted in this Agreement or any other Repurchase Document, no Seller will sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien, on any Purchased Asset, or any interest therein and each Seller shall defend the right, title, and interest of Buyer and its respective successors and assigns in, to, and under the Purchased Assets, against all claims of third parties claiming, through or under Sellers; provided, however, that nothing in this Section shall prevent or be deemed to prohibit Sellers from suffering to exist upon any of the Purchased Assets any Liens for municipal or other local taxes if such taxes shall not at the time be due and payable or if Sellers shall concurrently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto and such contests pose no risk of forfeiture.

Section 9.35           Notification of Breach.  Each Seller will notify Buyer and the Custodian promptly, in reasonable detail, upon discovery of the occurrence of any breach by (i) any Seller (or the Servicer) of any of its representations, warranties or covenants contained herein or (ii) by any Seller or any Affiliate thereof of any of its representations, warranties or covenants contained in any Other Financing Document.

Section 9.36           Further Assurances.  Each Seller will make, execute or endorse, acknowledge and file or deliver to Buyer and Custodian from time to time such schedules, confirmatory assignments, conveyances, transfers, endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Purchased Assets and other rights covered by this Agreement, as Buyer or Custodian may request and reasonably require.

Section 9.37           Taxes.  Sellers shall promptly pay all applicable taxes required to be paid in connection with the assignment of the Purchased Assets and acknowledges that Buyer shall have no responsibility with respect thereto.

Section 9.38           Taxes and Other Liabilities.  Sellers shall promptly pay and discharge all material taxes, assessments, fees, claims and other governmental charges when due and payable by Sellers except (i) such as may be paid thereafter without penalty or (ii) such as may be contested in good faith by appropriate proceedings and for which an adequate reserve has been established and is maintained in accordance with GAAP. Sellers shall promptly notify

Buyer of any material challenge, contest or proceeding pending by or against Sellers or any of their Subsidiaries before any taxing authority.

Section 9.39           No Agency.  No Seller will act as an agent of Buyer in any capacity except to the limited extent provided in the Repurchase Documents, but instead will present itself to the public as a corporation separate from Buyer.

Section 9.40           Reserved.

Section 9.41           No Other Financing Facilities.  No Seller will enter into any additional Other Financing Facility on or after the Restatement Closing Date (other than unsecured debt that is subordinate to obligations owed to Buyer under this Agreement) without the prior written consent of Buyer (such consent not to be unreasonably withheld).

ARTICLE X
EVENTS OF DEFAULT; REMEDIES

Section 10.01         Events of Default.  If any of the following events (each, an “Event of Default”) occur, Sellers and Buyer shall have the rights set forth in Section 10.02, as applicable:

(a)           any Seller shall default in the payment of, or shall admit its inability or intention not to pay, any Repurchase Price due or any amount under Article IV or Section 3.01 when due and payable (whether at stated maturity or other due date, upon acceleration or at mandatory or optional prepayment) or any amount specified as being payable by Sellers or any Seller (including IMH individually) in the Fee Letter when due and payable (with respect to any Rollover Transaction, if Income collections paid to Buyer, plus any additional cash payments from Seller to Buyer, are insufficient to pay the Repurchase Price due on such Repurchase Date (net of any Purchase Price owed by Buyer for any such Transaction), an Event of Default shall not occur if both (i) available Income or other funds provided by Seller to Buyer cover the Seller’s Cash Component of such net amount, and (ii) Buyer is able to withdraw sufficient cash from the UBS Cash Account under Section 7.04(d) such that the entire Repurchase Price due on such Repurchase Date (net of any Purchase Price owed by Buyer for any such Transaction) is paid in full; or

(b)           any Seller shall default in the payment of any other amount payable by it hereunder or under any other Repurchase Document after notification by Buyer of such default, and such default shall have continued unremedied for one (1) Business Day; or

(c)           any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by any Seller or any certificate furnished to Buyer pursuant to the provisions hereof or thereof or any information with respect to the Mortgage Loans furnished in writing by or on behalf of any Seller shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1); or

(d)           any Seller shall (i) fail to comply with the covenant set forth at Section 9.41 hereof; or (ii) admit in writing its inability or intention not to comply with, any of the other covenants and requirements of this Agreement; or (iii) except as otherwise set forth in paragraphs (a), (b) or (c) above, fail to observe or perform any other covenant or agreement contained in this Agreement or any other Repurchase Document and such failure to observe or perform described in this clause (iii) shall continue unremedied for a period of five (5) Business Days; or

(e)           a final judgment or judgments for the payment of money (i) in any amount shall be rendered against any Seller or (ii) in excess of the greater of (x) $500,000 or (y) any greater level applicable to such judgments as may cause an “event of default” under any Other Financing Facility, but in no event greater than $1,000,000 in the aggregate shall be rendered against any Seller or any of their respective Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof; or such other date as set forth therein, and such Seller or any of its Subsidiaries shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f)            any Seller shall admit in writing its inability to pay its debts as such debts become due; or

(g)           any Seller or any of their respective Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator or the like of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

(h)           a proceeding or case shall be commenced, without the application or consent of Sellers or any of their Subsidiaries in any court of competent jurisdiction, seeking (i) the reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of Sellers’ or any of their Subsidiaries’ debts, (ii) the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of Sellers, or any of their Subsidiaries or of all or any substantial part of its property, or (iii) similar relief in respect of Sellers, or any of their Subsidiaries under any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or adjustment of debts, and, in the case of Sellers, or any of their Subsidiaries, such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of forty-five (45) or more days;

or an order for relief against Sellers or any of their Subsidiaries shall be entered in an involuntary case under the Bankruptcy Code; or

(i)            the Custodial Agreement or any Repurchase Document shall for whatever reason be terminated without the prior signed written consent of Buyer or cease to be in full force and effect, or the enforceability thereof shall be contested by any Seller; or

(j)            any Seller shall grant, or suffer to exist, any Lien on any Purchased Item (except any Lien in favor of Buyer); or the Purchased Items shall not have been sold to Buyer, or the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Purchased Items in favor of Buyer or shall be Liens in favor of any Person other than Buyer; or

(k)           any Seller or any of their respective Subsidiaries shall be in default under (i) any obligations relating to borrowed money or swap agreement or (ii) any other contract including, without limitation, leases and contracts with trade creditors, in each case, to which it is a party, which default permits the acceleration of the maturity of obligations for borrowed money, or, in the case of any swap agreement or other contract, permits its early termination, close-out or liquidation, by any other party to or beneficiary of such obligation for borrowed money, swap agreement or other contract, in any case if the aggregate amount of the obligations accelerated or capable of being accelerated or due or that may become due as a result of the occurrence of such default, early termination, close-out or liquidation on any date under any one or more of such obligation for borrowed money, swap agreement or other contract exceeds (in the aggregate) (x) $500,000 with respect to clause (i) and/or (y) $3,000,000 with respect to clause (ii); or

(l)            [Reserved]; or

(m)          a Change in Control of any Seller, an execution of a binding commitment letter or similar agreement in anticipation of a Change of Control or a material change in the Executives of any Seller resulting in inadequate management capability (as determined by Buyer in its sole discretion) shall have occurred which has not been approved by Buyer; or

(n)           with respect to any MERS Designated Mortgage Loans, the Electronic Tracking Agreement has for whatever reason been terminated or ceases to be in full force and effect and Buyer (or Custodian as its designee) shall not have received with ten (10) Business Days following such termination an assignment of mortgage with respect to such MERS Designated Mortgage Loan, in blank, in recordable form, but unrecorded; or

(o)           (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Seller or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) or ERISA is given or the continuance of such proceedings for ten (10) days after commencement thereof, as the case may be, (v) any Seller or any Commonly Controlled Entity shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, is likely to subject Sellers or any of their Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Sellers, or any of their Subsidiaries; or could reasonably be expected to have a Material Adverse Effect; or

(p)           any “event of default” or comparable event shall have occurred under any Other Financing Facility; or

(q)           [Reserved]; or

(r)            the occurrence under the Platform Servicing Agreement, if ever any, of any servicer default, termination event or analogous event (which event, whether with the giving of notice, lapse of time, or both, would entitle the beneficiary of such Platform Servicing Agreement to terminate or replace the existing servicer as servicer thereunder, provided that such servicer is the Servicer or an affiliate thereof) taking into account any applicable cure period thereunder; or

(s)           any Seller shall commit any fraud or malfeasance in connection with this Agreement or the transactions contemplated hereby.

Section 10.02         Remedies Upon Default.  If an Event of Default occurs, the following rights and remedies are available to Buyer; provided that an Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

(a)           Each Seller hereby acknowledges, admits and agrees that Sellers’ obligations under this Agreement are joint and several recourse obligations of Sellers to which each Seller pledges its full faith and credit. In addition to its rights hereunder, Buyer shall have the right to proceed against any of Sellers’ assets (including, but not limited to, the UBS Cash Account) which may be in the possession of Buyer, any of Buyer’s Affiliates or any of Buyer’s designee(s) (including Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Sellers to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Assets, any other Purchased Items or its proceeds and all other sums or obligations owed by Buyer to

Sellers against all of Sellers’ obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(b)           At the option of Buyer, exercised by written notice to Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency of any Seller), the Final Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur.

(c)           If Buyer exercises or is deemed to have exercised the option referred to in paragraph (b) of this Section 10.02,

(i)              Sellers’ obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Final Repurchase Date, (1) shall thereupon become immediately due and payable, (2) all Income paid after such exercise or deemed exercise, including, without limitation, all amounts in respect thereof then or thereafter held in any collection or custodial accounts maintained by the Servicer on behalf of Buyer, shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by Sellers hereunder, and (3) Sellers shall immediately deliver to Buyer any Purchased Assets subject to such Transactions then in Sellers’ possession or control;

(ii)             to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price, (x) the Post-Default Rate to (y) the Repurchase Price for such Transaction as of the Final Repurchase Date (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (c) of this subsection, (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to subsection (d) of this Section 10.02, and (iii) any amounts applied to the Repurchase Price pursuant to subsection (e) of this Section 10.02); and

(iii)            all Income actually received by Buyer pursuant to Section 4.01 (excluding any Late Payment Fees paid pursuant to Section 2.06(g)), including, without limitation, all amounts then or thereafter held in the collection and custodial accounts maintained by the Servicer shall be applied to the aggregate unpaid Repurchase Price and other obligations owed by Sellers (in the order of, first, unpaid fee, expense and indemnity obligations then payable, then to accrued Price Differential, and then to outstanding Purchase Price).

(d)           Upon the occurrence of one or more Events of Default, Buyer shall have the right to obtain physical possession of the Servicing Records (subject to the provisions of the Custodial Agreement), Mortgage Files, Credit Files and all other files of Sellers relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Sellers or any third party acting for Sellers and Sellers shall deliver to Buyer such assignments as Buyer shall request and, subject to any existing servicing agreements, Buyer shall have the right to appoint any Person to service the Purchased Assets. Buyer shall be entitled (i) to invoke any and all rights it may have under any Repurchase Document with respect to any amounts then or thereafter held in the collection and custodial accounts maintained by the Servicer and (ii) to specific performance of all agreements of Sellers contained in the Repurchase Documents.

(e)           All amounts then or thereafter held in the collection and custodial accounts maintained by Servicer shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price owed by Sellers and to any other amounts owing by Sellers hereunder or under the Custodial Agreement.

(f)            At any time on or after the Business Day following the occurrence of an Event of Default, Buyer may (A) immediately sell, on a servicing-released basis, without demand or further notice of any kind, at a public or private sale and at such price or prices as Buyer may deem satisfactory, any or all Purchased Assets and Purchased Items and apply the proceeds thereof to the aggregate unpaid Repurchase Price and any other amounts owing by Sellers under the Repurchase Documents or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets and Purchased Items, to give Sellers credit for such Purchased Assets and Purchased Items in an amount equal to the fair market value of the Purchased Assets and Purchased Items (as determined by Buyer in its sole discretion, acting in good faith) against the aggregate unpaid Repurchase Price and any other amounts owing by Sellers under the Repurchase Documents. The Sellers acknowledge that at the time of Buyer’s determination of such market value pursuant to clause (B) above, no established or currently operating active market for the Purchased Assets or Purchased Items may then exist. Sellers shall remain jointly and severally liable to Buyer for any aggregate unpaid Repurchase Price and other amounts that remain owing and unpaid to Buyer following a sale or credit under the foregoing provisions. The proceeds of any disposition of Purchased Assets (or crediting of amounts, in the case of clause (B) above) shall be applied first, to the costs and expenses incurred by Buyer in connection with Sellers’ default; second, to the Repurchase Price; third, after an Event of Default, to costs of related covering and/or related hedging transactions; and fourth, to any other outstanding obligation of Sellers to Buyer or any of its Affiliates.

(g)           Neither Buyer nor any of its Affiliates shall incur any liability as a result of the sale of any of the Purchased Items at any private sale. Each Seller hereby waives (a) any claims against Buyer or any of its Affiliates arising because the price at which the Purchased Items may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Repurchase Obligations, even if Buyer accepts the first offer received and does not offer the Purchased Items to more than one offeree and (b) all rights of redemption, stay, or appraisal which it has under any rule of law or (to the extent permitted) statute whether now existing or hereafter adopted.

(h)           The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Assets and nothing contained herein shall obligate Buyer to liquidate any Purchased Assets on the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(i)            Sellers agree that Buyer may obtain an injunction or an order of specific performance to compel Sellers to fulfill their obligations as set forth in Section 10.02(d), if a Seller fails or refuses to perform its obligations as set forth therein.

(j)            Sellers shall be jointly and severally liable to Buyer, payable as and when incurred by Buyer, for (A) the amount of all actual reasonable out-of-pocket expenses, including legal or other expenses incurred by Buyer in connection with or as a consequence of an Event of Default and (B) after an Event of Default, all costs incurred in connection with covering and/or hedging transactions.

(k)           Each Seller agrees to indemnify (jointly and severally with the other Sellers) and hold Buyer and its assignees harmless for and against all Costs (as hereinafter defined) resulting from or relating to any Event of Default.

(l)            Buyer shall, without regard to the adequacy of the security for the Repurchase Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Purchased Items or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Purchased Items or any portion thereof, and do anything that Buyer is authorized hereunder to do. Sellers shall pay, jointly and severally, all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

(m)          Buyer may, at its option, enter into one or more hedge instruments covering all or a portion of the Purchased Assets, and Sellers shall be responsible, jointly and severally, for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against Buyer relating to or arising out of such hedge instruments; including without limitation any losses resulting from such hedge instruments.

(n)           No election by Buyer pursuant to this Section shall relieve Sellers of responsibility or liability for any breach of or under this Agreement.

(o)           Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code.

(p)           Except as otherwise expressly provided in this Agreement, Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Sellers.

Section 10.03         Remedies Cumulative.  Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in paragraphs (a) and (d) of Section 10.02, at any time thereafter without notice to Sellers. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

Section 10.04         Waiver of Defenses.  Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Sellers hereby expressly waive any defenses Sellers might otherwise have to require Buyer to enforce its rights by judicial process. Sellers also waive any defense (other than a defense of payment or performance) Sellers might otherwise have arising from the use of non-judicial process, enforcement and sale of all or any portion of the Purchased Items, or from any other election of remedies. Sellers recognize that non-judicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s-length.

Section 10.05         Default Interest.  To the extent permitted by applicable law, Sellers shall be liable, jointly and severally, to Buyer for interest on any amounts owing by Sellers hereunder, from the date any Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Sellers or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Sellers to Buyer under this Section 10.05 shall be at a rate equal to the Post-Default Rate.

ARTICLE XI
MISCELLANEOUS

Section 11.01         Indemnification.

(a)           Sellers agree, jointly and severally, to hold Buyer and its Affiliates and their present and former respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (including reasonable counsel’s fees and disbursements) (collectively, “Costs”), relating to or arising out of a third-party claim involving this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any breach or inaccuracy of any representation or warranty, or noncompliance with any covenant under, this Agreement or any other Repurchase Document, or relating to or arising in respect of any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby. Without limiting the generality of the foregoing, each Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation, any consumer credit laws, including, without limitation, the federal Truth in Lending Act and/or the federal Real Estate Settlement Procedures Act, or any applicable securities laws. In any suit, proceeding or action brought by an Indemnified Party in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, Sellers, jointly and severally, will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller.

(b)           Sellers also agree, jointly and severally, to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of its counsel. Sellers may offer to assume the defense of any action brought against any Indemnified Party, provided that the counsel proposed to handle the defense be satisfactory to such Indemnified Party in its sole discretion. If the Indemnified Party agrees to such an arrangement, then Sellers will not be liable for any separate counsel for such Indemnified Party. In no event will an Indemnified Party be liable for a settlement effected without its prior consent.

(c)           Sellers agree, jointly and severally, to pay on demand all of the reasonable out-of-pocket costs and expenses (including reasonable legal fees) (i) incurred by Buyer in connection with any amendment, supplement or modification to, this Agreement, any other Repurchase Document or any other documents prepared in connection therewith, and (ii) all costs and expenses of Buyer in connection with the enforcement of this Agreement (including any waivers) or any other Repurchase Document, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for Buyer) whether or not the transactions contemplated hereby are consummated. Subject to the limitations set forth in Section 11.12, Sellers agree, jointly and severally, to pay Buyer all reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Mortgage Loans submitted by Sellers for purchase under this Agreement, including, but not limited to, those reasonable out of pocket costs and expenses incurred by Buyer pursuant to Sections 11.10 and 11.12.

(d)           Without prejudice to the survival of any other agreement of Sellers hereunder, the covenants and obligations of Sellers contained in this Section shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor. THE INDEMNIFICATION OBLIGATIONS OF SELLERS PURSUANT TO THE PRECEDING PARAGRAPHS SHALL APPLY REGARDLESS OF ANY NEGLIGENCE OR OTHER FAULT (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) ON THE PART OF BUYER, THE SERVICER, THE CUSTODIAN OR ANY OF THEIR RESPECTIVE OFFICERS EMPLOYEES, TRUSTEES OR AGENTS EXCEPT AS EXPRESSLY STATED.

Section 11.02         Single Agreement.

Buyer and Sellers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, Buyer and Sellers agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder; (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted; and (iv) to promptly provide notice to the other after any such set-off or application.

Section 11.03         Notices and Other Communications.

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by email, telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given under Section 3.01 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy or personally delivered or, in the case of a mailed notice, upon receipt. Any notices, requests or other communications delivered to any Seller pursuant to this Section shall be deemed delivered to all Sellers.

Section 11.04         Entire Agreement; Severability.

This Agreement together with the other Repurchase Documents constitute the entire understanding between Buyer and Sellers with respect to the subject matter it covers and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets. By acceptance of this Agreement, Buyer and Sellers acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Section 11.05         Non-Assignability.

The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by Sellers without the prior written consent of Buyer, and any attempted assignment without such consent shall be null and void. Buyer, in its sole discretion, may at any time assign all or a portion of its rights and obligations under this Agreement and the Repurchase Documents. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement, express or implied, shall give to any person, other than the parties to this Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement.

Section 11.06         Terminability.

This Agreement shall continue in effect until terminated as to future transactions by written instruction signed by Buyer and delivered to Sellers, provided that no termination will affect the obligations hereunder as to any outstanding Transaction. Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of Sellers under Section 11.01 shall survive the termination of this Agreement.

Section 11.07         GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES.

Section 11.08         Submission To Jurisdiction; Waivers.

EACH SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)             SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED WITHIN THE COUNTY OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)             CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)             AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED;

(d)             AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e)             WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER REPURCHASE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.09         No Waivers, Etc.

No failure on the part of Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

Section 11.10         Servicing.

(a)           It is expressly acknowledged that the Servicing Rights relating to the Mortgage Loans purchased by Buyer hereunder have been sold, assigned, and transferred by Sellers to Buyer along with the Mortgage Loans, and that as of the Restatement Closing Date, such Servicing Rights are being exercised under the control of the Buyer through the Buyer’s servicing arrangements with the Platform. Notwithstanding the foregoing, Buyer may in its sole discretion, whether following a sale of the Platform to IMH or an affiliate thereof or otherwise (and regardless of whether or not such a sale shall occur), by delivery of reasonable prior written notice to Servicer, delegate to Servicer as a subservicer of Buyer in respect of Buyer’s Servicing Rights, all or a portion of the responsibilities in respect of servicing and administering (or shall effect such delegation to a Sub-Servicer engaged by Servicer and approved by Buyer, if applicable, to service and administer, pursuant to the applicable Sub-Servicing Agreement) the Mortgage Loans on behalf of Buyer on an interim basis in accordance with Accepted Servicing Practices for the same type of mortgage loans as the Mortgage Loans and in a manner at least equal in quality to the servicing Servicer provides for mortgage loans which it owns for its own account, provided that Servicer shall at all times comply with applicable law and the requirements of any applicable insurer or guarantor so that the insurance and any applicable guarantee in respect of any Mortgage Loan is not voided or reduced, and provided further, that unless otherwise agreed by Seller, Servicer shall comply with the same servicing obligations and standards that apply to mortgage loans serviced pursuant to the Platform Servicing Agreement, if ever any. Unless the context shall otherwise require or as otherwise expressly stated, the covenants and undertakings of the Servicer under this Section 11.10 shall apply to the Servicer only if Buyer has delegated servicing responsibilities to the Servicer as described above.

(b)           Servicer shall at all times maintain accurate and complete records of its servicing of the Mortgage Loans, and Buyer may, at any time during Servicer’s business hours, on reasonable notice, examine and make copies of such records. On the second (2nd) Business Day of each calendar month, or at any other time upon Buyer’s request, Servicer shall deliver to Buyer reports regarding the status of the Mortgage Loans in accordance with Sections 9.28 and 9.29, which shall include, with respect to any MERS Designated Mortgage Loan, MERS Reports, and any circumstances that could materially adversely affect the Mortgage Loans, Buyer’s ownership of the Mortgage Loans or the collateral securing the Mortgage Loans.

(c)           Servicer’s rights to interim service the Mortgage Loans as provided in this Agreement, shall terminate on the earlier of the related Repurchase Date or the date which is thirty (30) days following the related Purchase Date; provided that, on each Repurchase Date for which a Mortgage Loan is subject to a new Transaction such 30-day interim servicing period is deemed renewed for such new Transaction, and a new 30-day period is deemed to commence as of such Repurchase Date, unless otherwise stated in writing by Buyer. If an Act of Insolvency of Servicer or any default hereunder by Servicer occurs at any time, Servicer’s rights and obligations to service the Mortgage Loan(s), as provided in this Agreement, shall terminate immediately, without any notice or action by Buyer. Servicer agrees and acknowledges that Buyer may also, at any time, terminate the interim servicing of the Mortgage Loans by Servicer and transfer servicing to the Platform (regardless of whether or not the Platform is acquired by Servicer or an affiliate thereof) or to another Person on such date as Buyer may determine in its sole discretion. In the event that anything in this Agreement is interpreted as constituting one or more interim servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default; (ii) the repurchase of a Mortgage Loan by a Seller; or (iii) Buyer’s notice to Servicer directing Servicer to transfer servicing (provided, that the Servicer’s obligations as set forth herein to cooperate in the transfer of such servicing shall not terminate until such servicing has actually been transferred in full). In connection with any termination of the Servicer, Sellers shall, at their own expense, transfer servicing of the Mortgage Loans to a Successor Servicer designated by Buyer.

(d)           Within two (2) Business Days after notice from Buyer, or immediately upon notice if an Event of Default has occurred:

(i)           Servicer shall comply with the provisions of Section 4.01 hereof; and

(ii)          at Buyer’s sole option, upon written notice from Buyer, Servicer shall transfer servicing of the Mortgage Loans to a Successor Servicer designated by Buyer.

(e)           Following the occurrence of an Event of Default, in connection with the transfer of servicing from Servicer to Successor Servicer, Successor Servicer or Buyer, pursuant to Section 3500.21(d) of the Real Estate Settlement Procedures Act (12 U.S.C. 2605), shall deliver a notice of transfer to the Mortgagors, which notice shall not require the signature or approval of Servicer. Such notice of transfer shall be in substantially the same form as Exhibit XII attached hereto.

(f)            Impac Funding Corporation, or any Affiliate, in its capacity as Servicer, shall permit (or shall cause any Sub-Servicer, if applicable, to permit) Buyer to inspect Servicer’s or its Affiliate’s or Sub-Servicer’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that Servicer or its Affiliate or Sub-Servicer, as the case may be, has the ability to service the Mortgage Loans as provided in this Agreement.

(g)           If the servicer of the Mortgage Loans is Impac Funding Corporation or an Affiliate of Impac Funding Corporation, Servicer shall provide to Buyer a letter from Servicer or such Affiliate, as the case may be, to the effect that upon one (1) day’s notice from Buyer or immediately upon the occurrence of an Event of Default, Servicer’s rights and obligations to service the Mortgage Loans shall terminate immediately, without any further notice or action by Buyer and Servicer shall transfer servicing to Buyer’s designee, at no cost or expense to Buyer, it being agreed that Servicer will pay any and all fees required to terminate Servicer and to effectuate the transfer of servicing to the designee of Buyer.

(h)           With respect to the Mortgage Loans that are serviced by Servicer, Servicer agrees that Buyer is the owner of all Servicing Records. Servicer covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including Custodian) at Buyer’s request.

(i)            If Servicer services the Mortgage Loans through a sub-servicer, Servicer agrees that it shall ensure that any such sub-servicer complies in all material respects with all provisions contained in this Section 11.10.

(j)            In consideration of its agreement to provide interim servicing for the benefit of Buyer hereunder (and regardless of whether or not Buyer ever actually designates the Servicer to perform delegated servicing functions hereunder), Servicer shall be entitled to receive, payable solely from the Income on the Purchased Assets, an interim servicer fee (the “Interim Servicer Fee”) equal to [the Interim Servicing Fee Rate accruing from time to time on the daily average of the outstanding principal balance of Mortgage Loans constituting Purchased Assets that are Eligible Assets hereunder], but payable solely from the portion of available Income representing interest collected in respect of the Mortgage Loans. Servicer, if then performing delegated servicing responsibilities that include the processing and remittance of collections of Income, may obtain such payment by withholding such amount from such Income prior to transferring such Income to Buyer; provided, that following the occurrence and during the continuance of a Default, such amount shall only be payable to Servicer from such Income that remains available after repayment of all Outstanding Repurchase Price and satisfaction of all other obligations owing to Buyer hereunder; and provided further, that the Interim Servicing Fee shall continue to accrue for the benefit of the Servicer only for so long as the Servicer has not been terminated by the Buyer as interim servicer hereunder. In addition, Buyer agrees to pay to the Platform in consideration of the Platform’s provision of servicing advice and consultation to Buyer from time to time, a Platform servicer fee (the “Platform Servicer Fee”) equal to [the Platform Servicing Fee Rate accruing from time to time on the daily average of the outstanding principal balance of Mortgage Loans constituting Purchased Assets that are Eligible Assets hereunder], but payable solely from Income received by Buyer hereunder.

Section 11.11         Intent.

(a)           The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

(b)           It is understood that either party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 10.02 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)           The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder.

(d)           It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA or regulations promulgated thereunder).

Section 11.12         Periodic Due Diligence Review.

Sellers acknowledge that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Sellers agree that upon reasonable (but not less than one (1) Business Day) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Sellers, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of Sellers and/or Custodian. Sellers also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, Sellers acknowledge that Buyer may purchase Mortgage Loans from Sellers based solely upon the information provided by Sellers to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Sellers agree to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Sellers. All such due diligence conducted in accordance with this Section shall be at the expense of Sellers and Sellers shall, jointly and severally, reimburse Buyer as and when billed for any reasonable out-of-pocket costs and expenses incurred by Buyer in connection with its activities pursuant to this Section 11.12 (up to a limit of $40,000 per annum, unless a Default or an Event of Default shall have occurred, in which case there shall be no such limit), within thirty (30) days of receipt of an invoice therefor.

Section 11.13         Buyer’s Appointment As Attorney-In-Fact.

Sellers hereby irrevocably constitute and appoint Buyer and any officer or agent thereof, with full power of substitution, as their true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Sellers and in the name of Sellers or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, to file such financing statement or statements relating to the Purchased Assets and the Purchased Items without any Seller’s signature thereon as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, Sellers hereby give Buyer the power and right, on behalf of Sellers, without consent of, but with notice to, Sellers, to do the following:

(a)           in the name of Sellers, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Purchased Items whenever payable;

(b)           to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;

(c)           (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct including, but without limitation, the delivery of a “Goodbye Letter” in the form of Exhibit XII hereto; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against any Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Sellers’ expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Sellers might do;

(d)           to direct the actions of the Custodian with respect to the Purchased Items under the Custodial Agreement; and

(e)           to execute, from time to time, in connection with any sale provided for in Section 10.02, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and Purchase Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Sellers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 11.14         Conflicts. If there is any conflict between the terms of this Agreement or any Transaction entered into hereunder and the Custodial Agreement, this Agreement shall prevail. In the event of any conflict between the terms of this Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Repurchase Documents shall prevail.

Section 11.15         Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 11.16         Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 11.17         Acknowledgments. Each Seller hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Repurchase Documents;

(b)           Buyer has no fiduciary relationship to Sellers; and

(c)           no joint venture exists between Buyer and Sellers.

Section 11.18         Confidentiality.

Each Seller hereby acknowledges and agrees that (i) all written or computer-readable information provided by Buyer to Sellers regarding Buyer and (ii) the terms of this Agreement or any Repurchase Documents (the “Buyer Confidential Information”), shall be kept confidential and each of their respective contents will not be divulged to any party without Buyer’s consent except to the extent that (i) Sellers deem appropriate to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws; (ii) any portion of Buyer Confidential Information is in the public domain other than due to a breach of this covenant; or (iii) Sellers deem appropriate in connection with exercising any or all of Sellers’ rights or remedies or complying with any obligations under this Agreement, provided that Sellers shall not disclose any pricing information without the prior written consent of Buyer; provided, however, that, Buyer Confidential Information does not preclude Sellers from filing this Agreement with the Securities and Exchange Commission as required under federal securities regulations. Any Confirmation shall only be filed with the Securities and Exchange Commission if applicable law requires such filing; Sellers shall give written notice to Buyer of determination that such filing of the Confirmation is so required. The provisions set forth in this Section shall survive the termination of this Agreement.

Buyer acknowledges that, in connection with its entering into and ongoing performance of this facility, it may from time to time come into possession of material, nonpublic information concerning the affairs of Sellers (the “Seller Confidential Information”). Buyer agrees to hold all such Seller Confidential Information confidential and such Seller Confidential Information will not be divulged to any party without Sellers’ consent except to the extent that (i) Buyer deems appropriate to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any portion of Seller Confidential Information is in the public domain other than due to a breach of this covenant, or (iii) Buyer deems appropriate in connection with exercising any or all of Buyer’s rights or remedies or complying with any obligations under this Agreement.

Section 11.19         Set-Off.

In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Sellers, any such notice being expressly waived by Sellers to the extent permitted by applicable law, to set-off and appropriate and apply against any amount due and payable by Sellers hereunder any and all property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Sellers. Buyer may also set-off cash and all other sums or obligations owed by Buyer or its Affiliates to Sellers (whether under this Agreement or under any other agreement between the parties or between Sellers and any Affiliate of Buyer) against all of Sellers’ obligations to Buyer or its Affiliates (whether under this Agreement or under any other agreement between the parties or between Sellers and any Affiliate of Buyer), whether or not such obligations are then due. Buyer agrees promptly to notify Sellers after any such set-off and application made by it; provided that the failure to give such notice shall not affect the validity of such set-off and application. The exercise of any such right of set-off shall be without prejudice to Buyer’s or its Affiliate’s right to recover any deficiency.

Section 11.20         Disclosure Relating to Certain Federal Protections.

The parties acknowledge that they have been advised in the case of Transactions in which one of the parties is an “insured depository institution” as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, as amended, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or Bank Insurance Fund, as applicable.

Section 11.21         Continuity.

The parties hereto each agree and confirm that the Transactions and related security interests granted and conveyed under the Existing Agreement as to Purchased Assets or Purchased Items or other collateral as any such assets or collateral exists as of the Restatement Closing Date but prior to giving effect to the amendment and restatement of the Existing Agreement being accomplished pursuant to this Agreement, shall continue without interruption in such assets and collateral after giving effect to the amendment and restatement being accomplished pursuant to and upon effectiveness of this Agreement. References in any Repurchase Document to the Existing Agreement, after the effectiveness of this amendment and restatement, shall be deemed to refer to this Agreement, i.e., the Existing Agreement as amended and restated hereby. Except as reflected in any changes to the terms of the Existing Agreement effected hereby, and except as and to the extent described and addressed in a certain letter agreement among the parties executed as of the Restatement Closing Date, the entry into this Agreement and the occurrence of the Restatement Closing Date shall not be deemed to constitute a waiver by the Buyer of any noncompliance by any Seller with the provisions hereof or of the Existing Agreement, or of any Default or of any right or remedy available in connection therewith.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly entered into this Agreement as of the date set forth above.

BUYER:

UBS REAL ESTATE SECURITIES INC.

By:	/s/ Robert Carpenter
Name: Robert Carpenter
Title: Executive Director

By:	/s/ Jonathan Banks
Name: Jonathan Banks
Title: Executive Director

Buyer’s Address for Notices:

1251 Avenue of the Americas
New York, NY 10020
Attn: Robert Carpenter
Telecopier No.:  (212) 882-3597
Telephone No.:  (212) 882-3749

	SELLER AND SERVICER:		SELLER:

	IMPAC FUNDING CORPORATION		IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Ronald Morrison	By:	/s/ Ronald Morrison
	Name: Ronald Morrison		Name: Ronald Morrison
	Title: Executive Vice President		Title: Executive Vice President

	Seller and Servicer’s Address for Notices:		Seller’s Address for Notices:

	19500 Jamboree Road		19500 Jamboree Road
	Irvine, California 92612		Irvine, California 92612
	Attn: Ronald Morrison, Esq.		Attn: Ronald Morrison, Esq.
	Telecopier No.: (949) 706-6208		Telecopier No.: (949) 706-6208
	Telephone No.: (949) 475-3942		Telephone No.: (949) 475-3942

SELLER:

IMPAC WAREHOUSE LENDING
GROUP, INC.

By:	/s/ Ronald Morrison
Name: Ronald Morrison
Title: Executive Vice President

Seller’s Address for Notices:

19500 Jamboree Road
Irvine, California 92612
Attn: Ronald Morrison, Esq.
Telecopier No.: (949) 706-6208

Telephone No.: (949) 475-3942

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS

Part I: Residential Mortgage Loans

Each Seller, jointly and severally, shall be deemed to make the following representations and warranties to Buyer, with respect to each Mortgage Loan, as of the Purchase Date for the purchase of any Purchased Assets by Buyer from Sellers and as of the date of this Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect. Certain defined terms used herein and not otherwise defined in this Agreement appear in Part II to this Schedule 1.

(1)          Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule with respect to the Mortgage Loan is, and the representations and warranties set forth herein are, complete, true and correct in all respects;

(2)          Payments Current. No Mortgage Loan is thirty (30) days or more delinquent as of the date such Mortgage Loan was first included in the Purchased Assets, nor will any Mortgage Loan, as of the date when such Mortgage Loan was first included in the Borrowing Base, have been thirty (30) or more days delinquent more than once since origination. At any time when such Mortgage Loan is owned by Buyer, no payment required under the Mortgage Loan will be more than fifty-nine (59) days delinquent nor such Mortgage Loan have been thirty (30) or more days delinquent more than once since origination.

(3)          No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, provided that, in the instance of taxes and/or insurance premiums, this representation will be considered satisfied to the extent that an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. No Person, including any Seller, has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest thereunder;

(4)          Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyer and which has been delivered to Custodian and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by the policy, and

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which assumption agreement is part of the Mortgage File delivered to Custodian and the terms of which are reflected in the Mortgage Loan Schedule;

(5)          No Defenses. The Mortgage Loan is not subject to any right of rescission, reformation, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, and no such right of rescission, reformation, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

(6)          Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a Qualified Insurer acceptable to Fannie Mae and Freddie Mac against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located and, as of the date of origination, consistent with the Underwriting Guidelines, against other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, pursuant to insurance policies conforming to the requirements of Fannie Mae and Freddie Mac in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property; (ii) either (a) the outstanding principal balance of the Mortgage Loan with respect to each first lien Mortgage Loan or (b) with respect to each Second Mortgage Loan, the sum of the outstanding principal balance of the related first lien mortgage loan and the outstanding principal balance of the Second Mortgage Loan; or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property except as limited by applicable law, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines and Fannie Mae and Freddie Mac requirements. If any portion of the Mortgaged Property is in an area identified on a Flood Hazard Map or Flood Insurance Rate Map by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy meeting the requirements of the current guidelines of the Federal Flood Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) either (A) the outstanding principal balance of the Mortgage Loan with respect to each first lien Mortgage Loan or (b) with respect to each Second Mortgage Loan, the sum of the outstanding principal balance of the related first lien mortgage loan and the outstanding principal balance of the Second Mortgage Loan,, (2) the full insurable value of the Mortgaged Property, on a replacement cost basis and (3) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, as amended. Sellers shall have obtained a paid in full, life of loan, transferable flood certification contract for each Mortgage Loan and shall assign all such contracts to Buyer. All such insurance policies (collectively, the “hazard insurance policy”) conform to the requirements of Fannie Mae and Freddie Mac and contain a standard mortgagee clause naming the related Seller and its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan) as mortgagee, and may not be reduced, terminated or cancelled without thirty (30) days’ prior written notice to the mortgagee. No such notice has been received by any Seller. All premiums on such insurance policy previously coming due have been paid. Subject to applicable law, the related Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor’s

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cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of Buyer upon the consummation of the transactions contemplated by this Agreement. No Seller has engaged in, and has no knowledge of the Mortgagor’s or Servicer’s or any prior servicer’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for therein, or the validity and binding effect of either, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person or entity, and no such unlawful items have been received, retained or realized by any Seller;

(7)          Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing, predatory and abusive lending laws, or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and each Seller shall maintain or cause to be maintained in its possession, available for Buyer’s inspection, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements;

(8)          No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. No Seller has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has any Seller waived any default resulting from any action or inaction by the Mortgagor. With respect to each Second Mortgage Loan (i) the related first lien is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under the related first lien mortgage or the mortgage note related to such first lien mortgage, (iii) either no consent for the Mortgage Loan is required by the holder of the first lien or such consent has been obtained and is contained in the Mortgage File, (iv) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration under the related first lien mortgage loan, and either (A) the related first lien mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the related first lien mortgage, and (v) such Second Mortgage Loan is secured by a one- to four-family residence that was (or would be) the principal residence of the Mortgagor upon the origination of the Second Mortgage Loan;

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(9)          Location and Type of Mortgaged Property. The Mortgaged Property is a single parcel of fee simple property or a leasehold estate with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice. The Mortgaged Property consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development or a de minimis planned unit development and shall conform with the Underwriting Guidelines. No residence or dwelling is a mobile home or a manufactured home. No portion of the Mortgaged Property is used for commercial purposes; provided that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

(10)        Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each Mortgage Loan which is indicated by Sellers to be a First Mortgage Loan, or (B) second lien and second priority security interest with respect to each Mortgage Loan which is indicated by Sellers to be a Second Mortgage Loan, in either case, on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all fixtures, installations and mechanical, electrical, plumbing, heating and air-conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(A)            the lien of current real property taxes and assessments not yet due and payable;

(B)            covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to sub-prime mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (ii) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

(C)            other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property;

(D)            with respect to each Second Mortgage Loan, a prior mortgage lien on the Mortgaged Property.

Any Security Agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable (A) first lien and first priority perfected security interest with respect to each first lien Mortgage Loan, or (B) second lien and second priority perfected security interest with

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respect to each Second Mortgage Loan, in either case, on the property described therein and the applicable Seller has full right to sell and assign the same to Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage, which subordinate lien was not taken into account in the determining of such Mortgage Loan’s Combined Loan-to-Value Ratio, as disclosed to Buyer;

(11)        Validity of Mortgage Loan Documents. The Mortgage Note, the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with the Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other related agreement have been duly and properly executed by such parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading.     No fraud, error, negligence, misrepresentation or omission of fact or similar malfeasance with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, any Seller, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. Sellers have reviewed all of the documents constituting the Servicing File and have made such inquiries as they deem necessary to make and confirm the accuracy of the representations set forth herein;

(12)        Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of such Mortgage Loan have been fully disbursed and there is no further requirement for future advances thereunder, and any and all requirements under the Mortgage Loan as to completion of any on-site or off-site improvement and any disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(13)        Ownership. Immediately prior to the sale of the Mortgage Loan to Buyer, the related Seller is the sole legal, beneficial and equitable owner of record and, except with respect to MERS Designed Mortgage Loans, holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the related Seller has good, indefeasible and marketable title thereto, and has full right to transfer, convey, assign and sell the Mortgage Loan therein to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement;

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(14)        Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

(15)        LTV. No Mortgage Loan has an LTV greater than 100%. No Second Mortgage Loan has a CLTV greater than 100%;

(16)        Title Insurance. The Mortgage Loan is covered by an ALTA lender’s title insurance policy (which, in the case of an Adjustable Rate Loan has an adjustable rate mortgage endorsement in the form of ALTA 6.0 or 6.1) or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and licensed and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the related Seller, its successors and assigns, as to the first (or second, if the Mortgage Loan is a Second Mortgage Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan, and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment, subject only to the exceptions contained in clauses (A), (B), and (C), and with respect to each Second Mortgage Loan, clause (D) of Paragraph (10) of this Schedule 1. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The related Seller, its successors and assigns are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the Mortgage, including the related Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by the related Seller;

(17)        No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Sellers nor any predecessors to any of the Sellers has waived any default, breach, violation or event of acceleration. With respect to each Second Mortgage Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace

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or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

(18)        No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(19)        Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation;

(20)        Origination: Payment Terms. The Mortgage Loan was originated by or in connection with a Seller or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203B and 211 of the National Housing Act or a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Other than with respect to Interest-Only Loans, principal payments on the Mortgage Loan commenced no more than 60 days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate is adjusted, with respect to the Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the applicable index plus the Gross Margin (rounded up or down to nearest 0.125%), subject to the Maximum Mortgage Interest Rate. Other than with respect to Interest Only Loans, the Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than forty (40) years from commencement of amortization. The Mortgage Note has the terms identified in the applicable Mortgage Loan Schedule. The due date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note. No Mortgage Loan is a Convertible Mortgage Loan. The Mortgage Loan shall pay installments of interest at the Mortgage Interest Rate. In the case of a Balloon Loan, monthly payments are based on a fifteen (15) or thirty (30) year amortization schedule, as set forth in the related Mortgage Note, and a final monthly payment substantially greater than the preceding monthly payment which is sufficient to amortize the remaining principal balance of the Balloon Loan and to pay interest at the related Mortgage Interest Rate;

(21)        Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust,

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by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption;

(22)        Conformance with Underwriting Guidelines and Agency Standards. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines in the form approved by Buyer; the Mortgage Loan was underwritten either (i) in accordance with the Underwriting Guidelines as of the date of this Agreement or (ii) in accordance with a subsequent modification of the Underwriting Guidelines previously affirmatively approved by Buyer. The Mortgage Note and Mortgage are on forms acceptable to Fannie Mae or Freddie Mac and no Seller has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

(23)         Occupancy of the Mortgaged Property. The Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. No Seller has received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. No Seller has received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Except as otherwise disclosed on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence;

(24)        No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable Security Agreement or chattel mortgage referred to in Paragraph (10) above;

(25)         Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by Custodian or Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(26)        Delivery of Mortgage Loan Documents. Other than with respect to Wet-Ink Mortgage Loans, the Mortgage Note, the Mortgage, the Assignment of Mortgage or if such Mortgage has been originated in the name of MERS and registered under the MERS® system, evidence satisfactory to Buyer that Buyer has been identified as the “interim funder” on the MERS® System, and any other documents required to be delivered by Sellers under this Agreement have been delivered to Buyer or Custodian. Sellers are in possession of a complete,

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true and accurate Mortgage File in compliance with the Custodial Agreement, except for such documents the originals of which have been delivered to Buyer or Custodian;

(27)        Transfer of Mortgage Loans. With respect to Mortgage Loans which have not been registered under the MERS® system, the Assignment of Mortgage is in recordable form (excepting therefrom the name of the assignee and mortgage recordation information not yet returned from the applicable recording office) and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(28)        Due-On Sale. Except as may otherwise be limited by applicable law, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee thereunder;

(29)        No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Sellers, the Mortgagor or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(30)        Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the related Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having (A) first lien priority with respect to each Mortgage Loan which is indicated by Sellers to be a first Mortgage Loan, or (B) second lien priority with respect to each Mortgage Loan which is indicated by Sellers to be a Second Mortgage Loan, in either case, by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence conforming to Accepted Origination Practices and acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(31)         Mortgaged Property Undamaged. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is free of damage and waste that may affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the applicable Seller has no knowledge of any such proceedings scheduled to commence at a future date;

(32)        Collection Practices; Escrow Deposits; Adjustable Rate Mortgage Loan Adjustments. The origination and collection practices used by the related Seller, the originator and each servicer of the Mortgage Loan with respect to the Mortgage Loan have been in accordance with Accepted Servicing Practices and in all respects in compliance with all applicable laws and regulations, and have been in all respects legal, prudent and consistent with

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industry standards for mortgage loans of the same type as the Mortgage Loan. With respect to escrow deposits and escrow payments (other than with respect to Second Mortgage Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of, or under the control of, the related Seller or Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with federal, state and local law, rules and regulations. An escrow of funds is not prohibited by applicable law, rules and regulations and, if required by the terms of the Mortgage Loan Documents or requested by the Mortgagor, has been established in an amount sufficient to pay for every item which remains unpaid and which has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due Sellers have been capitalized under the Mortgage or the Mortgage Note. Each Mortgage Loan is covered by a life of loan tax service contract. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal laws and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local laws has been properly paid and credited;

(33)        No Denial of Insurance. No action, inaction, or event has occurred and no state of fact exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable pool insurance policy, special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the related Seller or by any of such Seller’s officers, directors, or employees or by any of such Seller’s designees or any corporation in which such Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

(34)        Servicemembers’ Civil Relief Act. The Mortgagor has not notified the related Seller, and such Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers’ Civil Relief Act;

(35)        Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property which is on appraisal form 1004 or form 2055 with an interior inspection or, with respect to any Second Lien Mortgage Loan, is on appraisal form 704, 2065 or 2055 with an exterior inspection only. If requested by Buyer, the related Seller has delivered to Buyer an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Mortgage Loan or the security therefore, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days before the origination of the Mortgage Loan, and shall have been completed in compliance with the Uniform Standards of Professional Appraisal Practice, and all applicable federal, state and local laws and regulations, including but not limited to the relevant provisions of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, such Seller shall have received and delivered to Buyer a recertification of the appraisal;

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(36)        Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans in the case of Adjustable Rate Mortgage Loans and fixed rate mortgage loans in the case of Fixed Rate Mortgage Loans. Sellers shall maintain such statement in the Mortgage File;

(37)        No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to any Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance, pool insurance, special hazard policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of Sellers, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay; in connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the related Seller or by any of such Seller’s officers, directors, or employees or by any of such Seller’s designees or any corporation in which such Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

(38)        Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property. For purposes of this section, a Mortgage Loan with an escrow holdback is not considered to be a construction or rehabilitation loan;

(39)        Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest. None of the Mortgage Loans provides for Negative Amortization and each Mortgage Loan provides for payments of principal and interest sufficient to amortize the Mortgage Loan fully by the stated maturity date. With respect to each Second Mortgage Loan, the related first lien does not provide for Negative Amortization;

(40)        No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the related Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

(41)        [Reserved].

(42)        Withdrawn Mortgage Loans. If the Mortgage Loan has been released to the related Seller, on behalf of Buyer, pursuant to a Request for Release as permitted under the

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Custodial Agreement, then the promissory note relating to the Mortgage Loan was returned to the Custodian within five (5) Business Days;

(43)        Origination Date. The Origination Date is no earlier than two (2) months prior to the date the Mortgage Loan is first purchased by Buyer;

(44)        No Exception. The Custodian has not noted any material exceptions on a Mortgage Loan Schedule and Exception Report with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s ownership or security interest in the Mortgage Loan, unless consented to by Buyer;

(45)        Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

(46)        Ground Leases. The Mortgage Loan is not secured by the Mortgagor’s interest in a Ground Lease except to the extent permitted pursuant to representation (9) above, and if such Mortgage Loan is secured by the Mortgagor’s interest in a Ground Lease:

(A)          The Ground Lease or a memorandum thereof has been duly recorded, the Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage, does not restrict the use of the Mortgaged Property by the lessee or its successors and assigns in a manner that would adversely affect the security provided by the related Mortgage, and there has not been a material change in the terms of the Ground Lease since its recordation, with the exception of written instruments which are part of the related mortgage file;

(B)           The Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the related ground lessor’s related fee interest;

(C)           The Ground Lease either (i) has a term which extends not less than five years beyond the maturity date of the related Mortgage Loan or (ii) grants the lessee the option to extend the term of the lease for a period (in the aggregate) which exceeds five years beyond the maturity date of the related Mortgage Loan;

(D)          The Ground Lease is valid, in good standing, and in full force and effect;

(E)           The lessee is not in default under any provision of the lease;

(F)           The mortgagee under the Mortgage Loan is given at least 30 days’ notice of any default and an opportunity to cure any defaults under the Ground Lease or to take over the Mortgagor’s rights under the Ground Lease;

(G)           The Ground Lease does not contain any default provisions that could give rise to forfeiture or termination of the Ground Lease except for the nonpayment of the Ground lease rents; and

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(H)          The Ground Lease provides that the leasehold can be transferred, mortgaged and sublet an unlimited number of times either without restriction or on payment of a reasonable fee and delivery of reasonable documentation to the lessor;

(47)         Section 32 Loans. The Mortgage Loan is not a “High Rate, High Cost” loan or Section 226.32 loan as described in Regulation Z of the Truth in Lending Act, or a loan which is characterized as a “high cost mortgage loan” under applicable state or local law, rules or regulations;

(48)         Predatory Lending Regulations; High Cost Loans. None of the Mortgage Loans are (a) subject to, covered by or in violation of the Home Ownership and Equity Protection Act of 1994 (“HOEPA”) or (b) classified as a “high cost,” “threshold,” “covered,” “high risk,” “threshold,” or “predatory” loans (excluding a “covered home loan” as defined in clause (1) of the definition of such term under the New Jersey Home Ownership Security Act of 2002) under any other applicable state, federal or local law, including any predatory or abusive lending laws, (including, without limitation, any regulation or ordinance) (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) in violation of any state law or ordinance comparable to HOEPA or (d) a Mortgage Loan categorized as “High Cost” or “Covered,” as applicable, pursuant to Appendix E of the Standard & Poor’s LEVELS® Glossary Revised, Appendix E or (e) no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act;

(49)         Endorsements. Each Mortgage Note has been endorsed by the related Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

(50)         Accuracy of Information. All information provided to Buyer by Sellers with respect to the Purchased Assets is accurate in all material respects;

(51)         Credit Insurance. No Mortgagor was offered or required to purchase credit insurance in connection with the origination of the related Mortgage Loan;

(52)         Minimum FICO. Except for Mortgage Loans falling within the Sub-Limit applicable thereto (within the meaning of the Existing Agreement), no Mortgagor had a FICO score below 520 at the time of origination of the related Mortgage Loan;

(53)         Original Issue Discount. The Mortgage Loan was originated free of any “original issue discount” with respect to which the owner of the Mortgage Loan could be deemed to have income pursuant to Sections 1271 et seq. of the Code;

(54)         Acceptable Investment. The Mortgagor is not in bankruptcy or insolvent and the related Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that can reasonably be expected to cause the Mortgage Loan to be an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan. As used herein, “knowledge” shall be deemed to include (A) knowledge of facts or conditions of which Sellers (including, without limitation, any of their directors, officers, agents or employees) either are actually aware or should have been aware under the circumstances with the exercise of

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reasonable care, due diligence and competence in discharging such Seller’s duties, (B) all matters of public record, and (C) the making of any representation or warranty that is inaccurate or incomplete. The term “due diligence” means the care which a Seller would exercise in obtaining and verifying information for a loan in which such Seller would be entirely dependent on the property securing such loan and on the borrower’s creditworthiness as security to protect its investment;

(55)         No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a Mortgaged Property;

(56)         Environmental Matters. The Mortgaged Property is free from any and all toxic or hazardous substances, hazardous wastes or solid wastes as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act and the Resources Conservation and Recovery Act of 1976, including, without limitation, asbestos, and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving any Mortgaged Property of which Sellers are aware in which compliance with any environmental law, rule or regulation is an issue; and to the best of Sellers’ knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(57)         Value of Mortgage Property. No Seller has knowledge of any circumstances or conditions existing with respect to the Mortgage Loan, Mortgaged Property or Mortgagor’s credit standing that should reasonably be expected to adversely affect the value or the marketability of the Mortgaged Property or the Mortgage Loan or to cause the Mortgage Loan to prepay during any period materially faster or slower than the Mortgage Loans originated by Sellers generally;

(58)         Servicing Agreement. No servicing agreement has been entered into with respect to the Mortgage Loan, or any such servicing agreement has been terminated (without any termination fee) and there are no restrictions, contractual or governmental, which would impair the ability of Buyer or Buyer’s designees from servicing the Mortgage Loan;

(59)         LTV; PMI Policy. No Mortgage Loan has an LTV greater than 100%. With respect to “prime” Mortgage Loans (as defined in the Underwriting Guidelines), each such Mortgage Loan with an LTV in excess of 80% is and will be insured as to payment defaults by a PMI Policy acceptable to Fannie Mae and in an amount of coverage meeting the requirements set forth with respect to such insurance policies in the Fannie Mae Guides until such Mortgage Loan is no longer required under the terms of the Fannie Mae Guides to be so insured. All provisions of such PMI Policy have been and are being complied with, such policy is valid and remains in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage by the PMI Policy. Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for each Mortgage Loan as set forth on the mortgage loan schedule is net of any such insurance premium;

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(60)         Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with Fannie Mae guidelines for such trusts;

(61)         Qualified Mortgage. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) or any successor provision thereof of the Code;

(62)         Insurance. Sellers have caused or will cause to be performed any and all acts required to preserve the rights and remedies of Buyer in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of Buyer;

(63)         Simple Interest Mortgage Loans. None of the Mortgage Loans are simple interest Mortgage Loans;

(64)         Prepayment Fee. Except as set forth on the related Mortgage Loan Schedule, none of the Mortgage Loans are subject to a prepayment fee. With respect to each Mortgage Loan that has a prepayment fee feature, each such prepayment fee is enforceable and will be enforced by Sellers for the benefit of Buyer, and each prepayment fee is permitted pursuant to federal, state and local law and, with respect to any Agency Eligible Mortgage Loan, is only payable (i) with respect to a Mortgage Loan originated prior to October 1, 2002, during the first 5 years of the term of the Mortgage Loan, and (ii) with respect to a Mortgage Loan originated on or after October 1, 2002, during the first 3 years of the term of the Mortgage Loan. Each such prepayment fee is in an amount not greater than the maximum amount permitted under applicable law. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment fee upon a prepayment prior to maturity: (i) prior to the loan’s origination, the Mortgagor agreed to such prepayment fee in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) with respect to any Agency Eligible Mortgage Loan, prior to the loan’s origination, the Mortgagor was offered the option of obtaining a Mortgage Loan that did not require payment of such a prepayment fee, (iii) the prepayment fee is disclosed to the Mortgagor in the loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, Sellers shall not impose such prepayment fee in any instance when the mortgage debt is accelerated as the result of the Mortgagor’s default in making the loan payments;

(65)         Accuracy of Information. All information provided to Buyer by Sellers with respect to the Mortgage Loans is accurate in all material respects;

(66)         Single Premium Credit Insurance. No Mortgagor is offered or required to purchase single premium credit insurance in connection with the origination of the related Mortgage Loan. No Mortgagor obtained a prepaid single premium credit life, disability, unemployment, mortgage, accident or health insurance policy in connection with the origination of the Mortgage Loan. None of the proceeds of the Mortgage Loan were used to purchase or finance single-premium insurance policies or debt cancellation agreements as part of the origination of or as a condition to closing, such Mortgage Loan;

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(67)         MIP Insurance. With respect to each Mortgage Loan insured by HUD or the VA, all insurance premiums (“MIP”) payable to HUD or the VA, as applicable, in connection with such Mortgage Loan were paid within the timeframe required by such Agency to avoid the imposition of any late fees or penalty fees;

(68)         MIP Insurance Certificate. With respect to each Mortgage Loan insured by HUD or the VA, Sellers have received the related insurance certificate from the applicable agency evidencing such insurance within 60 days of the origination date of such Mortgage Loan;

(69)         MIP Documents. With respect to each Mortgage Loan insured by HUD or the VA, Sellers have submitted all documents required by the applicable Agency to insure such Mortgage Loan (regardless of whether such documents are required to be contained in the related Document File) within 30 days of the origination date of such Mortgage Loan;

(70)         MIP Access. With respect to each Mortgage Loan insured by HUD or the VA, Sellers have provided access to Buyer to the lender number, password or any other information that may be required by the applicable Agency or otherwise for Buyer to verify that the related MIP payments have been made;

(71)         Borrower Credit Files. With respect to each Mortgage Loan, Sellers have fully and accurately furnished complete information on the related borrower credit files to Equifax, Experian and TransUnion Credit Information Company, in accordance with the Fair Credit Reporting Act and its implementing regulations, on a monthly basis and Sellers, for each Mortgage Loan, will furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information on its borrower credit files to Equifax, Experian, and TransUnion Credit Information Company, on a monthly basis;

(72)         Lending Practices. No predatory or deceptive lending practices, including but not limited to, the extension of credit to the applicable Mortgagor without regard for said Mortgagor’s ability to repay the Mortgage Loan and the extension of credit to said Mortgagor which has no apparent benefit to said Mortgagor, were employed by the originator of the Mortgage Loan in connection with the origination of the Mortgage Loan. With respect to any Agency Eligible Mortgage Loan, such Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of the Fannie Mae Guides;

(73)         Loan Products. With respect to any Agency Eligible Mortgage Loan, no Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by the Mortgage Loan’s originator or any affiliate of the Mortgage Loan’s originator. If, at the time of loan application, the Mortgagor may have qualified for a lower cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan’s originator, the Mortgage Loan’s originator referred the Mortgagor’s application to such affiliate for underwriting consideration;

1-16

(74)         Underwriting Methodology. With respect to any Agency Eligible Mortgage Loan, the methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the Mortgagor’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval), the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

(75)         Disclosure of Fees. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal laws and regulations;

(76)         Disclosure of Points. All points, fees and charges (including finance charges) related to each Mortgage Loan and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan were disclosed in writing to the related Mortgagor in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no related Mortgagor was charged “points and fees” (whether or not financed) in an amount greater than five percent (5%) of the principal amount of such loan, and with respect to any Agency Eligible Mortgage Loan, such 5% limitation is calculated in accordance with Fannie Mae’s anti-predatory lending requirements as set forth in the Fannie Mae Guides. No Mortgagor was charged “points and fees” in an amount greater than (a) $1,000 or (b) 5% of the principal amount of the related Mortgage Loan, whichever is greater. For purposes of this representation, “points and fees” (x) include origination, underwriting, broker and finder’s fees and charges that the lender imposed as a condition of making the Mortgage Loan, whether they are paid to the lender or to a third party; and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage (such as attorneys’ fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums and other miscellaneous fees and charges that, in total, do not exceed 0.25 percent of the loan amount;

(77)         Consent. Either (a) no consent for the Second Mortgage Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the mortgage file;

(78)         Arbitration. No Mortgagor agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

(79)         MERS Designated Mortgage Loans. With respect to each MERS Designated Mortgage Loan, a Mortgage Identification Number has been assigned by MERS and such Mortgage Identification Number is accurately provided on the Mortgage Loan Schedule. The related Assignment of Mortgage to MERS has been duly and properly recorded. With respect to

1-17

each MERS Mortgage Loan, no Mortgagor has received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS;

(80)         Agency Eligible Mortgage Loan. If the investor with respect to any Takeout Commitment is an Agency, each Mortgage Loan is an Agency Eligible Mortgage Loan;

(81)         Agency Representations. If the investor with respect to any Takeout Commitment is an Agency, all of the representations and warranties made or deemed made with respect to each Mortgage Loan contained in (or incorporated by reference therein) the relevant Agency Guide provisions and Agency Program (collectively, the “Standard Agency Mortgage Loan Representations”) are (and shall be as of all relevant dates) true and correct in all material respects; and except as may be expressly and previously disclosed to Buyer, Sellers have not negotiated with the Agency any exceptions or modifications to such Standard Agency Mortgage Loan Representations;

(82)         Takeout Requirements. The Mortgage Loan conforms in all respects to the requirements of this Agreement, the Takeout Commitment and all other requirements of Takeout Investor;

(83)         Georgia Fair Lending Act. No Mortgage Loan is a “High Cost Home Loan” as defined in the Georgia Fair Lending Act, as amended (the “Georgia Act”). No Mortgage Loan secured by real property or a manufactured home located in the State of Georgia was originated (or modified) on or after October 1, 2002 through and including March 6, 2003;

(84)         New York “high-cost home loans”. No Mortgage Loan (a) is secured by property located in the State of New York; (b) had an unpaid principal balance at origination of $300,000 or less, and (c) has an application date on or after April 1, 2003, the terms of which Mortgage Loan equal or exceed either the APR or the points and fees threshold for “high-cost home loans”, as defined in Section 6-L of the New York State Banking Law;

(85)         Arkansas Home Loan Protection Act. No Mortgage Loan is a “High Cost Home Loan” as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 or 2003);

(86)         Kentucky “High Cost Home Loan”. No Mortgage Loan is a “High Cost Home Loan” as defined in the Kentucky high-cost loan statute effective June 24, 2003 (Ky. Rev. Stat. Section 360.100);

(87)         Nevada “home loan”. No Mortgage Loan secured by property located in the State of Nevada is a “home loan” as defined in the Nevada Assembly Bill No. 284;

(88)         Oklahoma Home Ownership and Equity Protection Act. No Mortgage Loan is a subsection 10 mortgage under the Oklahoma Home Ownership and Equity Protection Act;

(89)         Illinois High Risk Home Loan Act. No Mortgage Loan is a “High-Risk Home Loan” (as defined in the Illinois High Risk Home Loan Act 93-561);

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(90)         New Jersey Home Ownership Security Act. No Mortgage Loan is a “High-Cost Home Loan” under the New Jersey Home Ownership Security Act of 2002 (the “NJ Act”); and each Mortgage Loan subject to the NJ Act is considered under the NJ Act as, either, a (1) purchase money Home Loan, (2) purchase money Covered Loan, or (3) rate/term refinance Home Loan;

(91)         New Mexico Home Loan Protection Act. No Mortgage Loan is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. §§ 58-21A-1 et seq.);

(92)         Maine Home Loans. No Mortgage Loan that is secured by property located within the State of Maine meets the definition of a (i) “high-rate, high-fee” mortgage loan under Article VIII, Title 9-A of the Maine Consumer Credit Code or (ii) “High-Cost Home Loan” as defined under the Maine House Bill 383 L.D. 494, effective as of September 13, 2003; and

(93)         Massachusetts Loans. No Mortgage Loan secured by a Mortgaged Property located in the Commonwealth of Massachusetts was made to pay off or refinance an existing loan or other debt of the related borrower (as the term “borrower” is defined in the regulations promulgated by the Massachusetts Secretary of State in connection with Massachusetts House Bill 4880 (2004)) unless (a) the related Mortgage Interest Rate (that would be effective once the introductory rate expires, with respect to Adjustable Rate Mortgage Loans) did or would not exceed by more than 2.25% the yield on United States Treasury securities having comparable periods of maturity to the maturity of the related Mortgage Loan as of the fifteenth day of the month immediately preceding the month in which the application for the extension of credit was received by the related lender or (b) the Mortgage Loan is an “open-ended home loan” (as such term is used in the Massachusetts House Bill 4880 (2004)) and the related Mortgage Note provides that the related Mortgage Interest Rate may not exceed at any time the Prime rate index as published in the Wall Street Journal plus a margin of one percent;

(94)         Tennessee Loans. No Mortgage Loan is a “High-Cost Home Loan” as defined in the Tennessee Home Loan Protection Act of 2006 effective January 1, 2007 (Tenn. Code Ann. §§ 45-20-101 et seq.);

(95)         Rhode Island Loans. No Mortgage Loan is a “High-Cost Home Loan” as defined in the Rhode Island Home Loan Protection Act of 2006 effective January 1, 2007 (R.I. Gen. Laws §§ 34-25.2-1 et seq.);

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Part II: Defined Terms

In addition to terms defined elsewhere in the Master Repurchase Agreement, the following terms shall have the following meanings when used in this Schedule 1:

“Accepted Origination Practices” shall mean, with respect to any Mortgage Loan, those reasonable and customary mortgage origination practices of mortgage lending institutions which originate mortgage loans of the same type as such Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and which practices, in all cases, comply fully with all applicable requirements of federal, state and local law, rules and regulations.

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those reasonable and customary mortgage servicing practices of mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loans in the jurisdiction where the related Mortgaged Property is located.

“Adjustable Rate Mortgage Loan” shall mean an Adjustable Rate Mortgage Loan purchased pursuant to this Agreement.

“Agency Eligible Mortgage Loan” shall mean a mortgage loan that is in strict compliance with the eligibility requirements for swap or purchase by the designated Agency, under the applicable Agency Guide and/or applicable Agency Program.

“Agency Guide” shall mean the Ginnie Mae Mortgage-Backed Securities Guide, the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide, the Freddie Mac Sellers’ and Servicers’ Guide, as applicable, in each case as such Agency Guide may be amended from time to time.

“Agency Program” shall mean the specific purchase program under the relevant Agency Guide or as otherwise approved by the Agency.

“Appraised Value” shall mean (i) with respect to any first Mortgage Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Mortgage Loan, the value, determined pursuant to the Sellers’ underwriting guidelines, of the related Mortgaged Property as of the origination date of the Second Mortgage Loan..

“Assignment of Mortgage” shall mean an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the transfer of the Mortgage.

“Balloon Loan” shall mean a Mortgage Loan identified on the related Loan Purchase Detail as a balloon mortgage loan.

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“Code” shall mean the Internal Revenue Code of 1986, as may be amended from time to time.

“Combined Loan-to-Value Ratio” or “CLTV” shall mean with respect to any Second Mortgage Loan, the sum of the original principal balance of such Mortgage Loan and the outstanding principal balance of any related first lien as of the date of origination of the Mortgage Loan, divided by the lesser of the Appraised Value of the Mortgage Property as of the origination date or the purchase price of the Mortgaged Property.

“Convertible Mortgage Loan” shall mean a Mortgage Loan that by its terms and subject to certain conditions contained in the related Mortgage or Mortgage Note allows the Mortgagor to convert the adjustable Mortgage Interest Rate on such Mortgage Loan to a fixed Mortgage Interest Rate.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Escrow Payments” shall mean with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Mortgage Note, Mortgage or any other document.

“Fannie Mae Guides” shall mean the Fannie Mae Sellers’ Guide and the Fannie Mae Servicers’ Guide and all amendments or additions thereto.

“First Mortgage Loan” shall mean a Mortgage Loan secured by a first lien mortgage on the related Mortgage Property.

“Fixed Rate Mortgage Loan” shall mean a fixed rate Mortgage Loan purchased pursuant to this Master Repurchase Agreement.

“Gross Margin” shall mean, with respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

“Ground Lease” shall mean the original executed instrument evidencing a leasehold estate with respect to a Mortgaged Property.

“Index” means with respect to each adjustable rate Mortgage Loan, the index set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

“Interest Rate Adjustment Date” shall mean with respect to each Adjustable Rate Mortgage Loan, the date set forth in the related Mortgage Note on which the Mortgage Interest Rate on the Mortgage Loan is adjusted in accordance with the terms of the Mortgage Note.

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“Maximum Mortgage Interest Rate” shall mean with respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the related Mortgage Loan Schedule and in the related Mortgage Note and is the maximum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be increased on any Interest Rate Adjustment Date.

“Monthly Payment” shall mean with respect to any Mortgage Loan, the scheduled combined payment of principal and interest payable by a Mortgagor under the related Mortgage Note on each Due Date.

“Mortgage Interest Rate” shall mean with respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.

“Mortgagee” shall mean the related Seller or any subsequent holder of a Mortgage Loan.

“Negative Amortization” shall mean a gradual increase in the mortgage debt that occurs when the monthly fixed installment is not sufficient for full application to both principal and interest. The interest shortage is added to the unpaid principal balance to create “negative” amortization.

“Origination Date” shall mean, with respect to each Mortgage Loan, the date of the Mortgage Note relating to such Mortgage Loan, unless such date is not provided by such Seller with respect to such Mortgage Loan, in which case the Origination Date shall be deemed to be the date that is no earlier than two (2) months prior to the date the Mortgage Loan is first purchased by Buyer.]

“PMI Policy” or “Primary Mortgage Insurance Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

“Qualified Insurer” shall mean an insurance company duly qualified as such under the laws of the state in which the Mortgaged Property is located, duly authorized and licensed in such state to transact the applicable insurance business and to write the insurance provided and whose claims paying ability is rated in one of the two highest rating categories by any of the rating agencies with respect to primary mortgage insurance and in one of the two highest rating categories by A.M. Best with respect to hazard and flood insurance.

“Second Mortgage Loan” shall mean a Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

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SCHEDULE 2

LIST OF PERMITTED GUARANTEES

[IMPAC TO PROVIDE]

2-1

SCHEDULE 3

PRIOR NAMES AND TRADE NAMES

[IMPAC TO PROVIDE]

Sellers’ Former Names and Current or Former Trade Names, Fictitious Names,

Assumed Names and or “Doing Business As” Names

1.               Impac Funding Corporation

a.               Prior Name: ICI Funding Corp.

b.              Trade Name: [                                            ].

2.               Impac Mortgage Holdings, Inc.

a.               Prior Name: Imperial Credit Mortgage Holdings, Inc.

b.              Trade Name: [                                            ].

3.               Impac Warehouse Lending Group, Inc.

a.               Prior Name: Imperial Warehouse Lending Group, Inc.

b.              Trade Name: [                                              ].

3-1

SCHEDULE 4

MORTGAGE RELATED COLLATERAL SCHEDULE DELIVERY INFORMATION

For each Mortgage Loan, Sellers shall provide the following information:

(a)	MORTGAGE LOAN IDENTIFYING NUMBER

(b)	MORTGAGOR NAME;

(c)	MORTGAGE PROPERTY’S STREET ADDRESS, CITY, STATE, COUNTY AND ZIP CODE

(d)	THE PROPERTY TYPE

(e)	ORIGINAL COUPON

(f)	CURRENT COUPON

(g)	ORIGINAL BALANCE

(h)	CURRENT BALANCE

(i)	ORIGINAL P&I

(j)	CURRENT P&I

(k)	ORIGINATION DATE

(l)	FIRST PAYMENT DATE

(m)	DATE OF PROMISSORY NOTE

(n)	MATURITY DATE

(o)	DATE PAID THRU OR DATE NEXT DUE

(p)	ORIGINAL TERM

(q)	REMAINING TERM

(r)	DATE SHIPPED

(s)	ADVANCE AMOUNT

(t)	COMMITTED STATUS (Y or N)

(u)	STATE ABBREVIATION

4-1

(v)	ACQUISITION PRICE (as a percentage)

(w)	PRODUCT TYPE

(x)	LIEN STATUS

(y)	LOAN PURPOSE

(z)	ORIGINAL LTV

(aa)	ORIGINAL CLTV

(bb)	CURRENT LTV

(cc)	INDEX TYPE

(dd)	ROUNDING FACTOR

(ee)	CONVERTIBILITY

(ff)	PERIODIC PAYMENT CAP

(gg)	MARGIN

(hh)	MAXIMUM LIFE RATE

(ii)	MINIMUM LIFE RATE

(jj)	COUPON PERIODIC CAP

(kk)	COUPON PERIODIC FLOOR

(ll)	INITIAL PERIODIC CAP

(mm)	INITIAL PERIODIC FLOOR

(nn)	SUBSEQUENT PERIODIC CAP

(oo)	FIRST RATE ADJUSTMENT DATE

(pp)	FIRST PAYMENT ADJUSTMENT DATE

(qq)	FREQUENCY ADJUSTMENTS RATE

(rr)	FREQUENCY ADJUSTMENTS PAYMENT

(ss)	WIRING INFORMATION

4-2

SCHEDULE 5

MATERIAL LITIGATION

[IMPAC TO PROVIDE]

5-1

SCHEDULE 6

MERGERS AND ACQUISITIONS

[IMPAC TO PROVIDE]

6-1

EXHIBIT I

[Reserved]

I-1

EXHIBIT II

[RESERVED]

II-1

EXHIBIT III

[RESERVED]

III-1

EXHIBIT IV

UCC FILING JURISDICTIONS

[Impac to Update]

Secretary of State of Maryland

Secretary of the Sate of California

IV-1

EXHIBIT V-A

[RESERVED]

V-A-2

EXHIBIT V-B

FORM OF

AUTHORIZED SIGNATURES OF SELLER

I,                                    , hereby certify that I am the duly elected [Vice] President of [Seller], a [                        ] (the “Company”) and each person listed below who, as an officer or representative of the Company, signed (a) the Master Repurchase Agreement, dated as of [          ], 2007, between the Company, [Sellers] and UBS Real Estate Securities Inc., (b) the Custodial Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name, and the signatures of such persons appearing on such documents are their genuine signatures and that each of such person is, and until further notice will be, duly elected or appointed, qualified and acting officer or representative of the Company authorized to sign any Requests for Purchase.

Name and Title

Name and Title

Name and Title

Name and Title

Name and Title

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:	By:
Name:
[Seal]	Title: [Vice] President

I,                                               , an [Assistant] Secretary of [Seller], hereby certify that                        is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

IN WITNESS WHEREOF, I have hereunto signed my name on behalf of Seller.

Dated:	By:
Name:
Title: [Assistant] Secretary

V-B-1

EXHIBIT V-C

FORM OF

OFFICER’S MONTHLY CERTIFICATE

Each of                   and                    , hereby certify that they are the duly elected               and                     , respectively, of [Seller] (the “Seller”), a [                     ], and further certify as follows:

1.             This officer’s certificate is made to UBS Real Estate Securities Inc. (the “Buyer”) in connection with the Amended and Restated Master Repurchase Agreement, dated as of [              ], 2008, among Seller, [Sellers] and Buyer (the “Repurchase Agreement”).

2.             There has been no change in the articles of incorporation and by-laws of Seller since the date such documents were provided to Buyer and such documents are in full force and effect on the date hereof.

3.             No event has occurred since the date of the last good standing certificate of Seller provided to Buyer which has affected the good standing of Seller under the laws of the State of California.

4.             All of the representations and warranties of Seller contained in the Repurchase Documents to which it is a party were true and correct in all material respects as of the date of the Repurchase Agreement and are true and correct in all material respects as of the date hereof and Seller has complied with all of the Repurchase Documents to which it is a party and satisfied all of the conditions on its part to be performed or satisfied at or prior to the date hereof.

5.             Seller has performed all of its duties and has satisfied all the material conditions on its part to be performed or satisfied pursuant to the Repurchase Documents on or prior to the date hereof.

6.             There are no actions, suits or proceedings pending or, to my knowledge, threatened, against or affecting Seller which, if adversely determined either individually or in the aggregate, would adversely affect Seller’s obligations under the Repurchase Documents to which it is a party.

7.             No proceedings that could result in the liquidation or dissolution of Seller are pending or contemplated.

8.             To the best of my knowledge after due inquiry and investigation, no Event of Default has occurred prior to the date hereof or is occurring on the date hereof.

[9.            The attached report details Seller’s complete inventory of mortgage loans that are in the application, locked and closed stages (the “Pipeline”) together with the Interest Rate Protection Agreements entered into by Seller associated with the Pipeline — report to be provided if requested by Buyer.]

V-C-1

[10.          The attached report (including the mark-to-market calculations included therein) is a complete, true and accurate representation which fairly presents such hedging arrangements, and with respect to all reports delivered to Buyer following the date of the most recently delivered officer’s certificate from Seller (prior to this one), such reports (including the mark-to-market calculations included therein) were complete, true and accurate representations which fairly presented such hedging arrangements as of the date thereof — report to be provided if requested by Buyer.]

11.           The execution by the undersigned evidences each such officer’s determination that such hedging agreements adequately protect Seller from interest rate fluctuations.

All capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Repurchase Agreement.

[signature follows]

V-C-2

IN WITNESS WHEREOF, I have hereunto signed my name on behalf of Seller.

Dated:                          ,

[SELLER]

By:
Name:
Title:

V-C-3

I,                                               , [Assistant] Secretary of [Seller] hereby certify that                                    and                                        are the duly elected, qualified and acting [                  ] and [Chief Financial Officer], respectively, of [                                  ] and that the signature appearing above is the genuine signature of such person.

IN WITNESS WHEREOF, I have hereunto signed my name on behalf of Seller.

Dated:                          ,

[SELLER]

By:
Name:
Title:

V-C-4

EXHIBIT VI-A

[FORM OF SELLER’S RELEASE LETTER]

[Date]

UBS Real Estate Securities Inc.

1251 Avenue of the Americas

New York, NY 10020

Re:

Master Repurchase Agreement, dated as of [                      ], 2007 (the “Repurchase Agreement”), by and between Impac Funding Corporation, Impac Mortgage Holdings, Inc., Impac Warehouse Lending Group, Inc. and UBS Real Estate Securities Inc. (the “Buyer”)

Ladies and Gentlemen:

With respect to the mortgage loans described in the attached Schedule A (the “Mortgage Loans”) (a) we hereby certify to you that the Mortgage Loans are not subject to a lien of any third party and (b) we hereby release all right, interest or claim of any kind with respect to such Mortgage Loans, such release to be effective automatically without further action by any party upon payment from UBS Real Estate Securities Inc., of the amount of the Purchase Price contemplated under the Repurchase Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Repurchase Agreement.

Very truly yours,

[SELLER]

By:
Name:
Title:

VI-A-1

EXHIBIT VI-B

[Reserved]

VI-B-1

EXHIBIT VII

UCC-1 FINANCING STATEMENT

ATTACHED TO AND MADE PART OF UNIFORM COMMERCIAL CODE (“UCC”)
FINANCING STATEMENT, FORM UCC-1

Debtor:	[Seller]
[Address]
Attention: General Counsel

Secured Party:	UBS Real Estate Securities Inc.
1251 Avenue of the Americas, 22nd Floor New York, NY 10020
Attention: Robert Carpenter
George A. Mangiaracina

This Financing Statement is filed for precautionary purposes only.

The parties intend that the transactions under the Agreement constitute absolute assignments. The UCC Financing Statement, Form UCC- 1, to which this Annex 1 is attached and forms a part, covers all of Debtors’ right, title and interest in, to and under the Purchased Items (as defined below), whether now owned or hereafter acquired, now existing or hereafter created and wherever located.

As used herein, the following terms shall have the following meanings:

“Additional Purchased Items”:  U.S. Treasury obligations approved by the Secured Party, cash provided by Debtor to Secured Party or its designee, REO Properties or other real estate approved by the Secured Party in its sole discretion, in each case provided pursuant to any applicable provisions of the Agreement and which are acceptable to Secured Party in its sole discretion.

“Agreement”:  The Amended and Restated Master Repurchase Agreement, dated as of [        ], 2008, amending and restating the Master Repurchase Agreement, dated as of August 2, 2007, in each case between the Secured Party and Debtors.

“Credit File”:  All papers and records of whatever kind or description, whether developed or originated by Debtor or others, required to document or service the Mortgage Loan; provided however, that such Mortgage Loan papers, documents and records shall not include any Mortgage Loan papers, documents or records which are contained in the Mortgage File.

“Custodial Agreement”:  The Custodial Agreement, dated as of the date hereof, by and among the Secured Party, Debtor and Custodian, as the same shall be modified and supplemented and in effect from time to time.

VII-1

“Custodian”:  Deutsche Bank National Trust Company, a national banking association, and its successors in interest, as custodian under the Custodial Agreement, and any successor custodian under the Custodial Agreement.

“Fannie Mae”:  The Federal National Mortgage Association, and its successors in interest.

“Freddie Mac”:  The Federal Home Loan Mortgage Corporation, and its successors in interest.

“Income”:  With respect to any Mortgage Loan at any time, all collections and proceeds on or in respect of the Mortgage Loans, including, without limitation, any principal thereof then payable and all interest or other distributions payable thereon less any related servicing fee(s) charged by Servicer.

“Interest Rate Protection Agreement”:  With respect to any or all of the Mortgage Loans, any short sale of U.S. Treasury securities, or futures contracts, or options related contracts, or interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations either generally or under specific contingencies and acceptable to Secured Party.

“Lien”:  Any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Mortgage”:  With respect to a Mortgage Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first or second Lien on a fee simple Residential Dwelling securing the Mortgage Note or a leasehold estate with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice.

“Mortgage File”:  has the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan”:  A mortgage loan originated in accordance with the Underwriting Guidelines which Custodian has been instructed to hold for Secured Party pursuant to the Custodial Agreement, and which Mortgage Loan includes, without limitation, (i) a Mortgage Note and related Mortgage, and (ii) all right, title and interest of Debtor in and to the Mortgaged Property covered by such Mortgage.

“Mortgage Note”:  The original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Mortgage Loan.

“Mortgaged Property”:  With respect to a Mortgage Loan, a fee simple interest in, or a leasehold estate (to the extent the use of leasehold estates for residential properties in such jurisdictions is a widely accepted practice) with respect to, the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

VII-2

“Mortgagor”:  The obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Person”:  Any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Purchased Assets”:  The Mortgage Loans sold by Debtor to Secured Party in a Transaction, and any Additional Purchased Assets.

“Purchased Items”:  Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located: all Mortgage Loans, all Mortgage Files, including without limitation all promissory notes, all Mortgage Notes, all Mortgages, all Servicing Records relating to the Mortgage Loans, all Credit Files, all of Debtor’s rights as the owner of the Mortgage Loans under any Sub-Servicing Agreements relating to the Mortgage Loans and any other collateral pledged or otherwise relating to such Mortgage Loans, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto, all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Mortgage Loan and all claims and payments thereunder, all other insurance policies and insurance proceeds relating to any Mortgage Loan or the related Mortgaged Property, all Income, all Servicing Rights, all servicing fees to which such Debtor is entitled and servicing and other rights of Debtor relating to the Mortgage Loans, all Interest Rate Protection Agreements relating to or constituting any and all of the foregoing, all of Debtor’s rights as the owner of the Mortgage Loans under any other agreements or contracts relating to, constituting, or otherwise governing, any or all of the foregoing to the extent they relate to the Purchased Assets including the right to receive principal and interest payments with respect to the Purchased Assets and the right to enforce such payments, the collection and custodial accounts maintained by the Servicer and all monies from time to time on deposit in such accounts, the UBS Cash Account and all monies from time to time on deposit in or credited to the UBS Cash Account, all contract rights and all “general intangibles”, “accounts”, “chattel paper”, “deposit accounts” and “investment property” as defined in the Uniform Commercial Code as in effect from time to time relating to or constituting any and all of the foregoing, and any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

“Residential Dwelling”:  Any one of the following: (i) a detached single family dwelling, (ii) a two-to-four family dwelling, (iii) a unit in a condominium project, (iv) a detached single family dwelling in a planned unit development, or (v) a log home underwritten in accordance with Fannie Mae and Freddie Mac requirements; provided that Residential Dwellings are not any of the following: (a) earthen homes, (b) underground homes, (c) mobile homes or manufactured housing units or (d) co-operative units.

“Servicer”:  Impac Funding Corporation, or any other entity having demonstrated competence in servicing loans similar to the Mortgage Loans and which is reasonably acceptable to the Secured Party.

VII-3

“Servicing Records”:  Any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Loans.

“Servicing Rights”:  Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by Debtor or any other Person for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Debtor or any other Person thereunder; (e) escrow payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by Debtor or any other Person with respect thereto; and (f) all accounts and other rights to payment related to the Mortgage Loans.

“Sub-Servicing Agreement”:  an agreement between Seller and a sub-servicer with respect to the servicing of the Purchased Assets, if applicable.

“Transaction”:  has the meaning set forth in the Agreement.

“UBS Cash Account”:  has the meaning set forth in the Agreement.

“Underwriting Guidelines”:  The underwriting guidelines delivered by Debtor to Secured Party on or prior to the date hereof and as may be modified or supplemented from time to time thereafter as approved by Secured Party in its sole discretion attached to the Agreement as Exhibit II.

“Uniform Commercial Code” or “UCC”:  The Uniform Commercial Code as enacted in each applicable state as in effect on the date of the Agreement.

Filing Office(s)
[Jurisdiction(s)]

VII-4

EXHIBIT VIII

SECTION 5.02 CERTIFICATE

Reference is hereby made to the Master Repurchase Agreement dated as of [], 2007 (the “Agreement”), between UBS REAL ESTATE SECURITIES INC., a Delaware corporation (the “Buyer”) and [SELLER], a [] (the “Seller”). Pursuant to the provisions of Section 5.02 of the Agreement, the undersigned hereby certifies that:

1.                                       It is a        natural individual person,          treated as a corporation for U.S. federal income tax purposes,          disregarded for federal income tax purposes (in which case a copy of this Section 5.02 Certificate is attached in respect of its sole beneficial owner), or          treated as a partnership for U.S. federal income tax purposes (one must be checked).

1.                                       It is not a bank, as such term is used in section 881 (c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

2.                                       It is not a 10-percent shareholder of Seller within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.

3.                                       It is not a controlled foreign corporation that is related to Seller within the meaning of section 881(c)(3)(C) of the Code.

4.                                       Amounts paid are not effectively connected with its conduct of a trade or business in the United States.

[SELLER]

By:

Title:

Date:                              ,

VIII-1

EXHIBIT IX

WITHDRAWAL/DEPOSIT NOTICE: UBS CASH ACCOUNT (ON SELLER’S
LETTERHEAD)

Please process a wire transfer representing a: (Please check appropriate box)**

WITHDRAWAL	☐

DEPOSIT	☐

From/To our UBS Cash Account in the amount of $ on [Date].

The funds should be transferred in accordance with the following instructions:

Bank Name:
City, State:
ABA #:
Account #:
Account Name:
Ref: [Seller]

Deposits only require “Bank Name” and “City, State” information to be completed.

[SELLER]

By:	Name:
Title:

*The authorized officer of Seller executing this letter must also have executed the Cash Account Wire Instructions.

** Only deposits are permitted on and after the Restatement Closing Date.

IX-1

EXHIBIT X

UBS CASH ACCOUNT WIRE INSTRUCTIONS (ON SELLER’S LETTERHEAD)

[Date]

UBS Real Estate Securities Inc.

1251 Avenue of the Americas

New York, New York 10020

Re: Mortgage Loan Repurchase Program

Ladies and Gentlemen:

Set forth below are [Seller’s] wire instructions applicable to the above referenced Mortgage Loan Repurchase Program with Impac Funding Corporation, Impac Mortgage Holdings, Inc. and Impac Warehouse Lending Group, Inc.

Wire Instructions:

Wire location No. 1	Wire location No. 2

Bank Name:	Bank Name:

City, State:	City, State:

ABA #:	ABA #:

Account #:	Account #:

Account Name:	Account Name:

Ref:	Ref:

Please acknowledge receipt of this letter in the space provided below. This letter supersedes and replaces any prior notice specifying our UBS Cash Account Wire Instructions for the Mortgage Loan Repurchase Program and shall remain in effect until superseded and replaced by a letter, in the form of this letter, executed by us and acknowledged by you.

X-1

Very truly yours,

[SELLER]*

By:
Name:
Title:

Receipt acknowledged by:

UBS REAL ESTATE SECURITIES INC.

By:
Name:
Title:

By:
Name:
Title:

* Please add additional signatures of any person authorized to execute a Cash Account Withdrawal/Deposit Notice. Only authorized persons who have executed this letter may execute a Cash Account Withdrawal/Deposit Notice.

X-2

EXHIBIT XI

UBS CASH ACCOUNT ADJUSTMENT NOTICE

[DATE]

To: [SELLER]

Re: [UBS CASH ACCOUNT#]

A journal entry will be processed today reflecting the following adjustment to your UBS Cash Account.

☐ CREDIT OF $

☐ DEBIT OF $

Explanation is as follows:

Upon request, additional backup documentation will be provided.

Very truly yours,

UBS REAL ESTATE SECURITIES INC.

By:
Name:
Title:

By:
Name:
Title:

XI-1

EXHIBIT XII

[DATE]

Mortgagor’s Name

Co-Mortgagor’s Name

Street Address

City, State, Zip Code

RE:   Notice of Transfer of Servicing Rights

Dear Customer:

The purpose of this letter is to notify you that the servicing of your mortgage loan, that is, the right to collect payments from you, is being transferred from [SERVICER] to [SUCCESSOR SERVICER], effective [DATE].

The assignment, sale or transfer of the servicing of the mortgage loan does not affect any term or condition of the mortgage instruments, other than terms directly related to the servicing of your loan.

Your present servicer is [SERVICER]. If you have any questions relating to the transfer of servicing from your present servicer call                                 between                       a.m. and              p.m. on the following days                        . This is a [toll-free] or [collect call] number.

Your new servicer will be [SUCCESSOR SERVICER]. Your new servicer may be contacted              as            follows:

OVERNIGHT ADDRESS	PAYMENTS	CUSTOMER INQUIRIES

The [toll-free] [collect call] telephone number of your new servicer is                    . If you have any questions relating to the transfer of servicing to your new servicer call                               [enter the name of an individual or department here] at                          [toll-free or collect call telephone number] between                                       a.m. and                    p.m. on the following days                           .

XII-1

The date that your present servicer will stop accepting payments from you is [DATE]. The date that your new servicer will start accepting payments from you is [DATE]. Send all payments due on or after that date to your new servicer.

If you are currently making payments through a third party (e.g., government allotment or bill pay service), it is your responsibility to notify them of your new loan number or payment change, if applicable.

The fire and homeowners insurance policies carried on your property will be transferred to your new servicer and remain in full force. To ensure that your insurance renewal is paid timely, please verify that your insurance agent has updated the mortgagee clause to read: [SUCCESSOR SERVICER], its successors and/or assigns [ADDRESS].

If you previously arranged with your present servicer to have your monthly mortgage payments drafted from your bank account, this service will not continue. If your account is delinquent your new servicer will contact you.

You will be receiving two Year End statements for [YEAR]. One will reflect payment and disbursement activity for the period of time [SERVICER] serviced your loan and the other will be from [SUCCESSOR SERVICER] and will reflect payment and disbursement activity from the transfer date through the end of the year.

You should also be aware of the following information, which is set out in more detail in Section 6 of the Real Estate Settlement Procedures Act (RESPA) (12 U.S.C. 2605):

During the 60-day period following the effective date of the transfer of the loan servicing, a loan payment received by your old servicer before its due date may not be treated by the new loan servicer as late, and a late fee may not be imposed on you.

Section 6 of RESPA (12 U.S.C. 2605) gives you certain consumer rights. If you send a “qualified written request” to your loan servicer concerning the servicing of your loan, your servicer must provide you with a written acknowledgment within 20 Business Days of receipt of your request. A “qualified written request” is a written correspondence, other than notice on a payment coupon or other payment medium supplied by the servicer, which includes your name and account number, and your reasons for the request. If you want to send a “qualified written request” regarding the servicing of your loan, it must be sent to the “Customer Inquiries” address listed above.

Not later than 60 Business Days after receiving your request, your servicer must make any appropriate corrections to your account, and must provide you with a written clarification regarding any dispute. During this 60-Business Day period, your servicer may not provide information to a consumer reporting agency concerning any overdue payment related to such period or qualified written request. However, this does not prevent the servicer from initiating foreclosure if proper grounds exist under the mortgage documents.

A Business Day is a day on which the offices of the business entity are open to the public for carrying on substantially all of its business functions.

XII-2

Section 6 of RESPA also provides for damages and costs for individuals or classes of individuals in circumstances where servicers are shown to have violated the requirements of that Section. You should seek legal advice if you believe your rights have been violated.

[SERVICER]

[SUCCESSOR SERVICER]

XII-3

EXHIBIT XIII

[Reserved]

XIII-1

EXHIBIT XIV

[Reserved]

XIII-1